UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Infrastructure and Energy Alternatives, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278

March 23, 2022

To our shareholders:

On behalf of the Board of Directors (the “Board”) and employees of Infrastructure and Energy Alternatives, Inc. (the “Company,” “we,” “us,” or “our”), I cordially invite you to participate via webcast in the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company to be held on Thursday, May 5, 2022, beginning at 11:00 a.m., Eastern Time. The Annual Meeting will be a virtual meeting of shareholders, which means that you will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/IEA2022. You will not be able to attend the Annual Meeting in person.

2021 was an important year for IEA, one in which we further positioned our infrastructure solutions platform to capitalize on the multi-decade transition toward renewables and carbon neutrality. Our unique service capabilities, economies of scale, established base of well-capitalized, recurring customers and high-quality portfolio of fixed-price contracts position IEA for continued, profitable growth and value creation. 2021 also saw the continued growth and development of our commitments and programs focused on enhancing the environmental impact of our work, our diversity and inclusion initiatives, our focus on workplace safety, and our overall governance structures.

Details of the business to be conducted at the Annual Meeting are provided in the accompanying Notice of 2022 Annual Meeting of Shareholders and Proxy Statement. If you participate in the Annual Meeting via the live webcast at www.virtualshareholdermeeting.com/IEA2022, you may revoke your proxy and vote during the Annual Meeting, even if you have previously submitted a proxy.

We have elected to take advantage of Securities and Exchange Commission (“SEC”) rules that allow us to furnish proxy materials to certain shareholders on the Internet. On or about the date of this letter, we began mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record at the close of business on March 14, 2022. At the same time, we provided those shareholders with access to our online proxy materials and filed our proxy materials with the SEC. We believe furnishing proxy materials to our shareholders on the Internet will allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If you have received the Notice, you will not receive a printed copy of the proxy materials unless you request them by following the instructions for requesting materials contained in the Notice.

It is important that your vote be represented at the Annual Meeting whether or not you are able to participate. Accordingly, after reading the accompanying proxy materials, please promptly submit your proxy by telephone, Internet or mail as described in the Proxy Statement or the Notice.

Your continuing interest in our Company is greatly appreciated.

Sincerely,
JP Roehm
President, Chief Executive Officer and Director

i

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278

Notice of Annual Meeting of Stockholders

When: Thursday, May 5, 2022, at 11:00 a.m. Eastern time	Items of Business: Five proposals as listed below Date of Mailing: The date of mailing of this Proxy Statement or Notice of Internet Availability is on or about March 23, 2022.	Who Can Vote: Stockholders of each share of common stock at the close of business on March 14, 2022.
Attending the Meeting:
The 2022 Annual Meeting of Stockholders will be held in a virtual meeting format only.
You will be able to participate in the Annual Meeting, vote and submit your questions during the Annual Meeting via live webcast by visiting www.virtualshareholdermeeting.com/IEA2022 and entering the 16-digit control number included in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

Items of Business:
1.To elect John Paul Roehm and Terence Montgomery as Class II directors;
2.To approve, on an advisory basis, the compensation of our named executive officers;
3.To amend Section 9.15 of our Amended and Restated By Laws to remove heightened voting standards;
4.To amend our Amended and Restated Certificate of Incorporation and Article VIII of our Amended and Restated By Laws to remove supermajority voting standards; and
5.To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2022 fiscal year.

To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Each outstanding share of Infrastructure and Energy Alternatives, Inc. (Nasdaq: IEA) Common Stock entitles the holder of record at the close of business on March 14, 2022 to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement of the Annual Meeting. Shares of our Common Stock can be voted at the Annual Meeting only if the holder is present by virtual presence online or by valid proxy. Management cordially invites you to attend the Annual Meeting by virtual presence online.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON May 5, 2022:

The Proxy Statement, Annual Report and the means to vote by internet are available at http://www.proxyvote.com.

By Order of the Board of Directors,
Erin J. Roth
Executive Vice President, General Counsel and Corporate Secretary
Indianapolis, Indiana
March 23, 2022
ii

2022 Annual Meeting of Stockholders on May 5, 2022
Proxy Statement

Outstanding Equity Awards at Fiscal Year-End December 31, 2022	49
Equity Compensation Plan Information	51
Proposal 2 - Advisory Vote on the Compensation of Our Named Executive Officers	52
Proposal 3 - Amendment of Section 9.15 of our Amended and Restated By Laws to Remove Heightened Voting Standards	53
Proposal 4 - Amendment of our Amended and Restated Certificate of Incorporation and Article VIII of our Amended and Restated By Laws to Remove Supermajority Voting Standards	53
Proposal 5 - Ratification of Appointment of Independent Registered Public Accounting Firm	55
Independent Registered Public Accounting Firm	56
Principal Accounting Fees and Services	56
Pre-Approval Policy for Audit and Non-Audit Fees	56
Audit Committee Report	56
Beneficial Ownership Information	57
Beneficial Ownership of Common Stock	57
Delinquent Section 16(a) Reports	59
General Information	59
Availability of Certain Documents	59
Communications with the Board of Directors	59
Stockholder Proposals and Nominations	59
Householding of Proxy Materials	60

Proxy Statement Summary

To assist you in reviewing the proposals that may be acted upon at our 2022 Annual Meeting of Stockholders (the "Annual Meeting"), the summary below highlights certain information that is contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

Annual Meeting of Stockholders

Date and Time:	11:00 a.m. Eastern time on Thursday, May 5, 2022
Virtual Meeting Site:	www.virtualshareholdermeeting.com/IEA2022
Record Date:	March 14, 2022
Voting:	Stockholders as of the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on.

Please vote in advance of the meeting using one of the following advance voting methods:

INTERNET (www.proxyvote.com) Until 11:59 p.m. EDT on Wednesday, May 4, 2022.	PHONE 1-800-690-6903 Until 11:59 p.m. EDT on Wednesday, May 4, 2022	MAIL Completing, signing and returning your proxy card or voting instruction card so it is received before the polls close on Thursday, May 5, 2022.
AT THE ANNUAL MEETING
Whether you are a shareholder of record or hold your shares in “street name,” you may participate in and vote online at the 2022 Annual Meeting. You will need to enter your 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials to enter the Annual Meeting. Instructions on how to attend the 2022 Annual Meeting live over the internet, and how to vote your shares during the 2022 Annual Meeting, are posted at www.virtualshareholdermeeting.com/IEA2022. Technical support, including related technical support phone numbers, will be available at 10:45 a.m. EDT through the conclusion of the meeting.

Whether or not you expect to attend by virtual presence online, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the meeting by virtual presence online if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today.

Company Overview

Infrastructure and Energy Alternatives, Inc., a Delaware corporation (“IEA”, the “Company”, “we”, “us”, or “our”), is a holding company that, through various subsidiaries, is a leading diversified infrastructure construction company with specialized energy and heavy civil expertise throughout the United States (“U.S.”). We were founded in 1947 as White Construction, and we became a public company in March 2018 when we merged with a special purpose acquisition company. Our common stock, par value $0.0001 per share (the “Common Stock”) trades on the Nasdaq Capital Market under the symbol “IEA”.

The Company specializes in providing complete engineering, procurement and construction (“EPC”) services throughout the U.S. for the renewable energy, traditional power and civil infrastructure industries. In 2021, Engineering News-Record (“ENR”) ranked IEA as the 2nd leading provider of wind EPC services based on revenue, and 8th in solar. These services include the design, site development, construction, installation and restoration of infrastructure. We believe we have the ability to continue to expand these services to leverage our expertise and relationships in the wind energy business to provide additional infrastructure solutions to the clean energy markets. Additionally, since 2018, we have expanded our construction capabilities and geographic footprint in the areas of environmental remediation, industrial maintenance, specialty paving, heavy civil and rail infrastructure construction, creating a diverse national platform of specialty construction capabilities.

Our Mission, Vision and Values

We build more than infrastructure projects; we build long-term relationships. At IEA, we strive to put people first, from our committed and dynamic safety culture to the way we treat our employees, customers and stakeholders on a daily basis. Our focus on people helps us to achieve our goals and do so with integrity.

Our Mission is to be the employer of choice for a dynamic workforce that safely and successfully builds the most challenging infrastructure across North America.

Our Vision is to be the leading, self-performing infrastructure construction contractor employing the best in the industry and always delivering superior client satisfaction.

Our Values are the aspirational qualities that govern our critical leadership behaviors and accelerate our progress and growth for our stakeholders.

•Integrity: We act with honesty, fairness, respect, and safety, to further a culture of unquestioned integrity.

•Innovation: We find innovative solutions that add value to our clients’ projects. We are committed to investigating and implementing new products and procedures to ensure we stay on top of advancing technology, growth within our industry, and the changing needs of our clients.

•Safety: Protecting the health and safety of every employee is our top priority and is the foundation of our success. We incorporate safety and risk management procedures into our daily operations and ensure integration throughout the entire IEA organization.

•Flexibility: We work with our clients to provide the flexibility needed to ensure project targets are always met on time and within budget.

•Performance: We provide excellent performance through schedule-driven crews and continually strive not only to meet client expectations, but to exceed them.

•Teamwork: Our integrated team has become our greatest asset. Working as a team allows our clients to benefit from the combined strength of our individual talents, skills, and expertise.

•Financial Strength: We believe solid financial performance creates security for our clients and opportunity for our employees.

Corporate Responsibility and Governance Highlights

We believe that our values create a workplace culture in which our colleagues can share their talents and perspectives and are empowered to make a difference for our customers, for each other, for our communities, and for our environment. IEA is committed to growing its business in a sustainable and socially responsible manner. We support the passions and interests of our employees and empower them to be a positive influence in the world. We are proud to provide many opportunities to be good neighbors by volunteering time and talent to support the causes that matter most to our employees.

Our commitment to our stakeholders includes publicly disclosing substantial information about our business and pertinent ESG information and metrics. Our 2020 ESG Report is available on the Investor Resources section of our website at ir.iea.net. In it, we detail our commitments, programs, and progress on a variety of topics including our products and supply chain, environmental impact, diversity and inclusion, workplace safety, and governance. Information available on or through our website, including our 2020 ESG Report, is not incorporated into, and is not part of, this Proxy Statement, and any references to our website are intended to be inactive textual references only.

In developing our ESG framework, we mapped our disclosures on environmental, social and governance topics to metrics outlined by the Sustainability Accounting Standards Board (SASB) Index and the Task Force on Climate-Related Financial Disclosures (TCFD) framework, as well as to topics emphasized by our key stakeholders.

Protecting the Environment

Protecting the environment is core to what we do at IEA. Not only do we actively protect the environment through the construction of renewable energy infrastructure, but we also strive to maximize our sustainability as a company by implementing green practices both in our offices and in the field.

Leader in Renewable Energy Construction and Decarbonization

IEA is a top renewable energy contractor in the United States, having completed more than 257 wind and solar projects across much of the United States, contributing more than 24.4 GW of renewable energy to date. Our contributions to the renewable industry are echoed in the 2021 ENR rankings with IEA as the 2nd leading provider of wind EPC services, 8th in solar and 17th in mass rail and transit based on revenue in 2021.

Our environmental and waste management capabilities have assisted our customers in environmental remediation and contaminant mitigation work, including remediating over 17 million cubic yards of coal ash and closing 15 coal ash ponds, treating and disposing of over 15 million gallons of contaminated water, and treating and processing over 35,000 tons of hazardous lead-impacted soils.

As a leader in our industry, IEA is proud to have been added to the CIBC Atlas Clean Energy Index (NACEX), Wilder Hill Clean Energy Index (ECO), Ardour Global Alternative Energy Indexes (AGIGL) and Nasdaq Clean Edge Green Energy Index (CELS). These renewable-energy conscious indices provide exposure to a diverse set of U.S. and Canadian companies involved in the clean energy sector, including renewable and clean technologies.

Focused on Reducing Waste and Decreasing Our Carbon Footprint

We utilize innovative construction designs and processes to reduce the volume of aggregates, steel, water, and concrete necessary for construction. We strive to source construction materials locally to reduce greenhouse gasses and utilize reclaimed or recycled materials whenever possible to reduce the need to mine new resources. We also strive through our construction designs to minimize our impact on project sites by emphasizing the need to preserve sensitive wetlands and cultural resources, including utilizing hydrology studies and the installation of stormwater management measures to protect existing landscapes and waterways.

We are working to manage our waste products and minimize environmental impacts at all our offices and jobsites, including greenhouse gas emissions. Beginning in 2021, all power purchases we made at facilities we owned were from power generated solely by renewable energy sources, when available. Further we utilize office and project-site based recycling programs to divert waste from landfills, including sorting steel, copper, and aluminum for recycling. On our job sites our vehicles leverage telematics to reduce our fuel consumption and carbon emissions.

Empowering Our People

At IEA, we realize that our people are our biggest asset. As an employee-first company, we ensure that their needs and safety are our top priority. Our culture consists of an ethical and inclusive work environment that promises every team member the tools, proper training, and career growth opportunities they need to be successful at their job.

Equality, Diversity, and Inclusion

IEA is committed to respecting and valuing the diversity and cultures of our employees and the communities in which we operate. We recognize that individuals with diverse backgrounds—whether it be their gender, age, race, ethnicity, disability, sexual orientation, religion, veteran’s status, etc.—bring valuable differences in perspective that make us stronger as a collective organization.

To achieve the multi-dimensional workforce we desire, we implement targeted recruitment strategies to reach a broader, more diverse pool of candidates across the country. We foster ideas that take cross-departmental collaboration to actualize and encourage everyone, from interns to executives, to voice their ideas and leave an impact. With that in mind, we have created a Diversity and Inclusion Task Force, with members representing each one of our subsidiaries.

It is our goal to create a culturally diverse work environment where all employees feel valued, included, and empowered to be innovative leaders in our industry. At IEA, we embrace diversity and inclusion not only with our employees, but across all levels of our business from suppliers and community partners to our clients. Through our disadvantaged business participation program, we ensure that minority, women, veterans, and disabled business owners can work on all our projects. We belong to several minority contractor organizations, including the Federation of Women Contractors, U.S. Minority Contractors Association, Black Contractors Executive Owners, and the Hispanic America Construction Industry Association. We regularly host or participate in small and minority business enterprise ("MBE") networking events. The intent of these events is to identify and work with small and MBE suppliers to become qualified suppliers on our public and private projects.

Employee Safety

Our commitment to safety is an essential part of our corporate culture and a value that we don’t take lightly. While our safety success may be quantified with statistics and numbers, we never forget that each number represents a member of the IEA family of companies.

Year-over-year, IEA has continually surpassed industry safety standards. For 2021, IEA employees worked nearly 10 million hours. Our Total Recordable Incident Rate ("TRIR"), which is the number of work-related injuries per 100 full-time worker equivalents, was 0.49. Our performance compares favorably to 2020 Bureau of Labor Statistics data for heavy and civil engineering construction, which showed average TRIR of 2.0.

Safety is such a key part of how we manage our business that we include safety metrics among the performance metrics for our annual inventive compensation plan ("AICP"). To ensure that our executives focus on the safety of our employees and to incentivize successful oversight of workplace safety, payouts for our NEOs under our 2021 AICP were based in part on TRIR and vehicle, equipment, environmental and property ("VEEP") incident rates, which track injury and non-injury (respectively) incidents involving our people or equipment.

Our safety success is a direct reflection of our commitment to safety. This commitment is supported by training programs, work procedures and is reinforced daily by our leadership team. Our operations employees complete safety and health training and regularly participate in safety evaluation programs, inspections and “fireside chats” emphasizing the importance of workplace safety. Further, our health, safety and environmental programs align with both the Occupational Safety and Health Administration’s voluntary protection program and ISO 45001, the international standard for occupational health and safety management systems.

Empowering Diversity in Construction

As we continue our efforts to empower women and minorities in the construction industry, we funded scholarship programs primarily focused on supporting female and minority students at several universities and community colleges, to assist the next generation of construction industry leaders to pursue training and degrees affordably and efficiently. In 2021, we donated $145,000 in scholarship programs to Indiana State University, Illinois State University, the University of Nevada, Colorado State University, the University of Alabama Birmingham, Sacramento State University, and the Danville Community College Wind Turbine Technician Program. IEA is proud to partner with institutions committed to promoting the success of diverse and female student populations in construction and engineering.

Impacting Our Community

We believe that our work will have a positive impact on communities across the country for decades after we have completed our construction projects. Our goal is to build long-term relationships within the communities where we work and provide meaningful contributions of both financial donations and volunteer time. In 2021, we donated more than $400,000 through corporate gifts to support matters important to our stakeholders including: protecting the environment, giving back to those in need, and promoting diversity in our industry. Our key partnerships include, among many others, the National Forest Foundation, St. Jude’s Children’s Hospital, Susan G. Komen Foundation, the Gleaners Food Pantry network, and multiple universities and community colleges promoting diversity in our industry.

In furtherance of our commitment to our communities, we have also adopted a Volunteer Time Off Policy, whereby full-time hourly and salaried employees are provided with 8 hours of paid time each year to participate in that employee’s chosen volunteer program. Additionally, employees may request the Company to make corporate charitable contributions to employees’ charities of choice.

Acting with Integrity

Integrity is core to who we are at IEA and how we engage with our employees, customers, suppliers, and stakeholders. Whether it’s the decisions we make in the office or how we execute on a project, we’re proud to be a company that is firmly centered around our core value of integrity.

Governance

Governance is foundational to our organization, and we work actively with our Board of Directors to develop best in class governance frameworks and policies. Our Nominating and Governance Committee oversees our sustainability efforts and provides guidance to improve corporate governance. Governance highlights include the following:

Director Independence	•9 out of 10 directors are independent. • We have 4 fully independent Board committees: Nominating and Governance Committee, Compensation Committee, Audit Committee and Bid Review Committee.
Board Accountability	•If approved by stockholders at this meeting, stockholders may amend the Charter and By Laws without the need for a supermajority of votes to do so.
ESG Oversight
•Our Nominating and Corporate Governance Committee is evolving to undertake responsibility for discussing and advising the management team with regard to the development of strategies, policies and practices expected to help the Company with ESG initiatives like those detailed in our 2020 ESG Report.

Board Leadership
•We undertake an annual assessment and determination of Board leadership structure.
•We have an independent Chairman who has a strong role and significant governance duties, including presiding over all executive sessions of independent directors.

Stockholder Engagement
•We routinely meet with stockholders for conversations focused on a variety of topics, including governance, Company strategy, growth, risk management and ESG issues.
• During 2021, we held over 125 discussions with stockholders and attended 6 investor conferences.

Board Evaluation and Effectiveness
•We undertake annual Board and Committee self-assessments.
•We perform annual two-way feedback and evaluation sessions with each director.
•We carry out an annual independent director evaluation of the Chairman and CEO.
•We have established an optimal range of Board size (between 7 and 10 members) to encourage efficient, effective decision-making, while retaining flexibility to meet changing board composition needs.

Board Risk Oversight	•The Board and its Committees exercise robust oversight of the Company’s enterprise risk management system.
Board Refreshment and Diversity	•We believe director refreshment and diversity are important to our success. In the last two years, we added 4 new directors, including 1 female director and 1 African-American director.
Director Engagement
•All of our directors attended 75% or more of the aggregate number of meetings of our Board and the Committees on which they served.
•We have  limits on director/CEO membership on other public company boards to ensure Board members can devote sufficient time to the Company.

Succession Planning
•CEO and leadership succession planning is one of our Board’s most important responsibilities. At least once a year, our Compensation Committee, with input from the evaluation process conducted by Nominating and Corporate Governance Committee and our Board dedicate themselves to examining the succession plans for our leadership team and the Board.

Ethical Business Practices

Ethical business practices are central to building trust between a company and its employees, investors, and stakeholders. IEA’s Code of Ethics provides a framework for making ethical decisions and emphasizes the importance of using sound judgement in all business interactions. Specifically, our Code of Ethics lays the foundation for our ethics and compliance program and defines our overall management approach to the fair and transparent conduct of business, anti-corruption, governance, and social matters.

Our policies is founded on, and incorporates the values, policies and rules set forth in our Code of Ethics. All employees and directors are expected to take the values, policies, and rules set forth and apply them to all situations that arise in the course and scope of employment.  We maintain an EthicsPoint hotline whereby employees can report violations of our Code of Ethics. We require all our subsidiaries to practice equal opportunity employment and have zero tolerance for harassment, racism, or bigotry of any kind. Employees, contract workers, subcontractors and other non-employees are encouraged to immediately report harassment, or any ethics or compliance violations.

Human Rights & Fair Labor

At IEA, we deeply respect and do our part to uphold and protect the fundamental human rights of those with whom we work. We have zero tolerance for any violation of those rights, including the use of child labor, forced labor or human trafficking. Specifically, as part of the Solar Energy Industry Association and American Clean Power Association, we have pledged our commitment to preventing forced labor within the wind and solar industries. We also stand for the rights of women, minorities and indigenous groups and believe in providing a living and fair wage to all employees, while still respecting their right to freely associate and collectively bargain.

Anti-Bribery

When it comes to professional and ethical conduct, we are committed to the highest standards, with absolutely no tolerance for bribery and corruption. IEA’s anti-bribery policy, company training and procedures are intended to foster compliance with the United States Foreign Corrupt Practices Act (“FCPA”). Under the FCPA and similar anti-corruption laws, it is illegal for the company, its directors, and employees to authorize payments to foreign officials for improper purposes.

Our Commitment to Responsible Sourcing

Not only are we committed to high standards in our work culture, but we also expect the same from our suppliers. Our Supplier Code of Conduct outlines our expectations from suppliers with respect to labor and employment rights, environmental health and safety, global trade practices, and business ethics. All suppliers must comply with this Code of Conduct as a baseline to continue any relationship with IEA.

Voting Matters and Vote Recommendation

The following table summarizes the proposals to be considered at the Annual Meeting and the Board’s voting recommendation with respect to each proposal.

PROPOSALS	BOARD VOTE RECOMMENDATION	PAGE
1.Election of Class II Directors	FOR EACH NOMINEE	14
2.Advisory Vote to Approve the Compensation of Our Named Executive Officers (“Say-on-Pay”)	FOR	52
3.Amendment of Section 9.15 of our Amended and Restated By Laws (the “By Laws”) to Remove Heightened Voting Standards	FOR	53
4.Amendment of our Amended and Restated Certificate of Incorporation (the “Charter”) and Article VIII of the By Laws to Remove Supermajority Voting Standards;	FOR	53
5. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	55

Proposal 1: Election of Directors

The following table provides summary information about each Class II director nominee, as of the Record Date.

NAME	AGE	DIRECTOR SINCE	OCCUPATION	INDEPENDENT	OTHER PUBLIC BOARDS
Terence Montgomery	58	2018	Former Chief Financial Officer, InfraSource Services, Inc.	Yes	Yes
John Paul Roehm	46	2018	President and Chief Executive Officer, Infrastructure and Energy Alternatives, Inc.	No	Yes

Proposal 2: Named Executive Officer Compensation (Say-on-Pay)

We are asking stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers. The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain talented executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In support of these objectives, in 2021, we:

•Weighted a significant portion of our executives’ compensation toward variable and performance-based compensation. Specifically, in 2021, approximately 73% of our CEO’s target direct compensation (consisting of base salary, annual cash incentives and long-term equity incentives) and, on average, approximately 68% of our other named executive officers’ target direct compensation, was delivered in stock-based and cash-based incentive compensation through our short-term and long-term incentive plans.

•Used an independent compensation consultant to conduct a market review of our compensation package to ensure it was competitive with our peers.

•Encouraged our executives to be long-term stockholders through stock ownership guidelines and providing a significant portion of our named executive officers ("NEO") compensation through equity awards.

Proposal 3: Removal of Heightened Voting Standards

We are asking stockholders to vote to approve an amendment of Section 9.15 of the By Laws (the “Heightened Voting Standards Amendment”) to eliminate the heightened voting standards prescribed thereby. The heightened voting standards in Section 9.15 of the By Laws require the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors to amend the provisions of the By Laws that relate to the voting standard for the election of directors and to the standard for amending the By Laws, provided, however, that so long as the Investor Rights Agreement is in effect with respect to M III Sponsor LLC and M III I LP, at least 80% of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors is required to amend those provisions.

Proposal 4: Removal of Supermajority Voting Standards

We are asking stockholders to adopt the inclusion of certain provisions in a proposed amendment and restatement of the Charter (the “Amended Charter”) and an amendment of Article VIII of the By Laws (together with the Heightened Voting Standards Amendment, the “By Laws Amendments”) to eliminate all supermajority voting standards prescribed in the Charter and Article VIII of the By Laws.

Proposal 5: Independent Registered Public Accounting Firm

We are asking stockholders to ratify the selection of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accountants for the year ending December 31, 2022.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2022.

Our Annual Report and this Proxy Statement are available at www.proxyvote.com.

Information About the Annual Meeting, Proxy Materials and Voting

What is the purpose of the Annual Meeting?

At the Annual Meeting, our management will respond to questions from our stockholders. In addition, stockholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, which include the following six proposals:

Proposal 1	To elect our Class II directors to the Board of Directors.
Proposal 2	To approve, on a non-binding, advisory basis, the compensation of our named executive officers.
Proposal 3	To amend Section 9.15 of the By Laws to remove heightened voting standards.
Proposal 4	To amend the Charter and Article VIII of the By Laws to remove supermajority voting standards.
Proposal 5	To ratify the appointment of Deloitte & Touche LLP as Infrastructure and Energy Alternatives, Inc.’s independent registered public accounting firm for the year ending December 31, 2022.

Stockholders will also consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof. Management is currently not aware of any other business to come before the Annual Meeting.

Stockholders may act on the proposals by voting a proxy or voting by virtual presence online at the Annual Meeting.

What is the purpose of the proxy materials?

We are providing these proxy materials in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments or postponements thereof. The proxy materials (including the Notice of Annual Meeting, this Proxy Statement, and our Annual Report on Form 10-K) include information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and are designed to assist you in voting on the matters presented at the Annual Meeting.

Pursuant to the “notice and access” rules adopted by the SEC, we have elected to provide stockholders access to our proxy materials over the internet. Accordingly, we sent the Notice on or about March 23, 2022 to all of our stockholders as of the close of business on the Record Date.The Notice includes instructions on how to access our proxy materials over the internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By voting your proxy, you are giving the persons named on the proxy card the authority to vote your shares in the manner you indicate on your proxy card.

Who is entitled to Vote?

Only stockholders of record at the close of business on March 14, 2022 are entitled to receive notice of the Annual Meeting and to vote the shares of Common Stock that they held on the Record Date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. As of the Record Date, we had 48,027,359 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock entitles its holder to cast one vote on each matter to be voted upon.

A list of stockholders of record as of the Record Date will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for a period of ten days before the Annual Meeting at our offices located at Infrastructure and Energy Alternatives, Inc., 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278. Stockholders may contact our Corporate Secretary and arrangements will be made to review the records in person. During the Annual Meeting, the list of stockholders will be available for examination at www.virtualshareholdermeeting.com/IEA2022.

What is the difference between a stockholder of record and a beneficial owner?

If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are a “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other custodian or nominee, you are considered the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct your broker, bank or other custodian or nominee on how to vote your shares.

Who can attend the Annual Meeting by virtual presence online?

Whether you are a shareholder of record or hold your shares in “street name,” you may participate in and vote online at the Annual Meeting by visiting www.virtualshareholdermeeting.com/IEA2022 and using the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials to enter the Annual Meeting. Technical support, including related technical support phone numbers, will be available at 10:45 a.m. Eastern time through the conclusion of the meeting.

The Annual Meeting will only be accessible through the internet. You are entitled to participate in the Annual Meeting if you were a stockholder as of the close of business on the Record Date. The Annual Meeting will begin promptly at 11:00 a.m. Eastern time, and you should allow ample time for the online check-in procedures.

Whether or not you participate in the Annual Meeting, it is important that your shares be part of the voting process. The other methods by which you may vote are described below.

This year’s stockholder question and answer session will provide our stockholders with the opportunities to ask questions regarding our business submitted live during the Annual Meeting. If you wish to submit a question, you may do so in a few ways. If you want to submit a question or make a comment during the meeting, log into the virtual meeting platform through www.virtualshareholdermeeting.com/IEA2022, type your question into the “Ask a Question” field, and click “Submit." Any emailed questions or comments will need to include your 16-digit control number in order to be addressed at the meeting. Questions and comments submitted via the virtual meeting platform that are pertinent to meeting matters and in accordance with our meeting procedures will be addressed during the Annual Meeting. Questions and comments that are about personal concerns not shared by stockholders generally are not pertinent and will not be answered, and questions that use blatantly offensive language will be ruled out of order. We will post questions and answers to the extent applicable to our business on Investors website as soon as practicable after the meeting. In the unlikely event that the asking of a large number of pertinent questions prohibits us from answering all pertinent questions, the remaining pertinent questions will be answered on the Investors section of our website.

How do I vote?

If you are a “stockholder of record,” you can vote on matters to come before the Annual Meeting in the following four ways:

•Visit the website noted on your proxy card to vote via the internet;
•Use the telephone number on your proxy card to vote by telephone;
•Vote by mail by completing, dating and signing the proxy card mailed with your notice and returning it in the provided postage-paid envelope. If you do so, you will authorize the individuals named on the proxy card, referred to as the proxies, to vote your shares according to your instructions. If you provide no instructions, the proxies will vote your shares according to the recommendation of the Board of Directors or, if no recommendation is given, in their own discretion; or
•Attend the Annual Meeting by virtual presence online and cast your vote.

If you hold your shares in “street name” through a broker, then you can vote by following the instructions provided by your broker, or you can vote by virtual presence online at the Annual Meeting.

What if I vote and then change my mind?

If you are a “stockholder of record,” you may revoke your proxy at any time before it is exercised by:

•Providing written notice of revocation to the Corporate Secretary, Infrastructure and Energy Alternatives, Inc., 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278;
•Voting again, on a later date, via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted);
•Submitting another duly executed proxy bearing a later date; or
•Attending the Annual Meeting by virtual presence online and casting your vote. Your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again electronically at the Annual Meeting.

Only your last vote will be counted.

If you hold your shares in “street name,” then you must contact the record holder of your shares to change your voting instructions.

What are the Board’s recommendations?

The Board recommends that you vote FOR the election of each of the director nominees and FOR each of the other 5 proposals contained in this proxy statement.

What vote is required for each proposal?

The following table summarizes the vote threshold required for approval of each proposal and the effect of abstentions, uninstructed shares held by brokers, and unmarked, signed proxy cards. On all proposals, if you sign and return a proxy or voting instruction card, but do not mark how your shares are to be voted, they will be voted as the Board recommends.

PROPOSAL NUMBER	ITEM	VOTE REQUIRED FOR APPROVAL OF EACH ITEM	ABSTENTIONS	UNINSTRUCTED SHARES	UNMARKED, SIGNED PROXY CARDS
1	Election of Directors	Plurality of votes cast	No effect	Not voted	Voted “for”
2	Advisory vote to approve compensation of our executive officers	Majority of votes cast	No effect	Not voted	Voted “for”
3	Amendment of Section 9.15 of the By Laws to remove heightened voting standards	Eighty percent of the outstanding stock	Same effect as “against”	Not voted	Voted “for”
4	Amendment of the Charter and Article VIII of the By Laws to remove supermajority voting standards	66.7 percent of the outstanding stock	Same effect as “against”	Not voted	Voted “for”
5	Ratification of appointment of independent registered accounting firm	Majority of votes cast	No effect	Discretionary vote	Voted “for”

If you hold your shares in “street name” through a broker and you do not provide your broker with voting instructions then your broker may elect to exercise voting discretion with respect to “routine matters,” which includes the ratification of the appointment of our independent registered accounting firm (Proposal 5). However, on “non-routine” matters, which include the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the amendment of Section 9.15 of the By Laws to remove heightened voting standards (Proposal 3), and the amendment of the Charter and Article VIII of the By Laws to remove supermajority voting standards (Proposal 4), your broker may not vote your shares unless you provide your broker with instructions. These so-called broker “non-votes” will be counted in determining whether there is a quorum.

What constitutes a quorum?

The presence at the Annual Meeting, by virtual presence online or by valid proxy, of the holders of a majority of the shares of our Common Stock outstanding on the Record Date will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

Who will bear the costs of this proxy solicitation?

We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding Common Stock. We may solicit proxies by mail, personal interview, telephone or via the internet through our officers, directors and other management employees, who will receive no additional compensation for their services. In addition, we have retained D.F. King to assist with proxy solicitation. For their services, we will pay a fee of $10,000 plus out-of-pocket expenses.

How will my shares be voted if other matters are presented at the Annual Meeting?

As of the date of this Proxy Statement, the Board of Directors does not intend to present at the Annual Meeting any matters other than those described in this Proxy Statement and does not know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by the stockholders, proxies will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

Where can I find the voting results?

The Company will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8‑K filed with the SEC within four business days of the Annual Meeting.

Proposal 1 – Election of Directors

The Charter and By Laws provide that the number of directors on our Board of Directors shall be fixed from time-to-time exclusively by the Board pursuant to a resolution adopted by a majority of the Board. As of the date of this Proxy Statement, the Board is comprised of ten directors. In July 2021, the Board approved and the Company entered into a Stockholders’ Agreement (the “Stockholders’ Agreement”) with ASOF Holdings I, L.P. (“ASOF”) and Ares Special Situations Fund IV, L.P. (“ASSF”, and (together with ASOF, the “Ares Parties”) and adopted related resolutions agreeing to reduce the number of directors to nine and to cause the Board to be comprised of a total of nine directors at IEA’s next annual or special meeting at which directors are elected. Accordingly, the Board has determined it will not nominate Mr. John Eber for re-election, though he would have otherwise been part of the Class II director nominees.

Additionally, the Stockholders’ Agreement requires that two of our nine directors be appointees of the Ares Parties for so long as the Ares Percentage Interest (as defined in the Stockholders Agreement) is greater than or equal to 20% of our Common Stock. As such, the Ares Parties designated Mr. Matt Underwood and Mr. Scott Graves as their designees to our Board pursuant to their rights under the Stockholders’ Agreement. Mr. Underwood was previously a member of our Board, having joined in 2020 and is designated as a Class III director. Mr. Graves was appointed in August 2021 and has been designated a Class I director.

The Board is currently composed of directors elected in three classes, with four Class I directors, three Class II directors and three Class III directors. The terms of the classes are staggered so that only one class is up for election each year. At the Annual Meeting, stockholders will be asked to elect the Class II director nominees listed below. If elected, the nominees for Class II directors will serve until the 2025 Annual Meeting of Stockholders or until their successor is duly elected and qualified or until their earlier death, resignation or removal.

The terms of the current Class I directors expire at the 2024 Annual Meeting of Stockholders, and the terms of the current Class III directors will expire at the 2023 Annual Meeting of Stockholders. We are currently contractually prohibited from declassifying the Board and from providing for a voting standard in the election of directors other than plurality voting without the consent of M III Sponsor I, LLC (“M III”), but expect to consider asking stockholders to declassify the Board and implement a majority vote standard for uncontested director elections once this consent right expires.

Below is information regarding each of the director nominees and continuing directors. Information regarding the Board’s process for nominating directors and director qualifications can be found below under the “Corporate Governance” section of this Proxy Statement.

Information on Directors

Set forth below is a table of some of the knowledge, skills and experience possessed by our director nominees and our continuing directors. This director skills matrix reflects some of the key skills that our Board has identified as particularly valuable to the effective oversight of the Company and the execution of our corporate strategy.

	Bunting	Della Rocca	Garner	Glanvill	Graves	Mahon	Montgomery	Roehm	Underwood
Qualifications and Experience
Industry Expertise	●	●		●	●	●	●	●	●
Government/Regulatory	●	●		●		●
Financial Expertise & Literacy	●				●	●	●
M&A/Capital Markets		●	●	●	●	●	●	●	●
Environmental/Social/Governance	●						●	●
Human Capital/Talent Development		●		●		●		●
Strategy Development	●	●	●	●	●	●	●	●	●
Executive Operations Leadership	●	●	●	●				●
Public Company Board Experience	●			●			●	●
Board Tenure, Age and Independence
Director Since	2021	2020	2018	2018	2021	2020	2018	2018	2020
Age	63	66	59	60	51	67	58	46	37
Independent	●	●	●	●	●	●	●		●

The demographic makeup of our Board, as disclosed by the Board members themselves, is as follows:

Board Diversity Matrix as of March 14, 2022
Total Number of Directors	10
	Female	Male	Did Not Disclose/Did Not Permit Disclosure of Gender
Part I: Gender Identity
Directors (#)	1	7	2

Part II: Demographic Background
African-American or Black (#)	-	1	-
White (#)	1	6	-
Did Not Disclose/Did Not Permit Disclosure of Demographic Background (#)	2

We value diversity on our Board, as we believe a diversity of backgrounds, cultures, experiences, and subject matter expertise lead to better discussions and decision-making processes at our Board level, which increases the likelihood of better strategic outcomes for the Company.

The biographies of each of the directors below contains information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. The name, age, business experience, and public company directorships of each nominee for director, during at least the last five years, are set forth in the table below.

Directors Standing for Election - Class II Directors

Terence Montgomery Age: 58 Director since: 2018 Standing Board Committees: •Audit Committee (Chair)	Mr. Montgomery has over 30 years of experience in energy, construction and manufacturing, primarily in leadership roles and in a corporate finance capacity. Mr. Montgomery currently serves as a director and Chairman of the audit committees of each of Glenfarne Merger Corporation and MWH Constructors. Previously, he served as the interim Chief Financial Officer of IEA from September 2014 to April 2015. Prior to joining IEA, Mr. Montgomery served as Chief Financial Officer at InfraSource Services, Inc., where he coordinated a private equity sponsored management buy-out in 2003, an initial public offering in 2004, subsequent follow-on stock offerings, and ultimately the sale of the company to Quanta Services. Previously, Mr. Montgomery served as director and Chairman of the audit committees of each of RSH Energy Holdings, LLC, Integrated Pipeline Services, Inc., Shermco Industries, Inc, NAPEC, Inc. and Remedial Construction Services, L.P. (RECON), as well as a director of Goodcents Holdings, Inc. Mr. Montgomery holds a B.S. in Accounting from The Pennsylvania State University and is a certified public accountant and a certified information systems auditor (both inactive).

•Nominating and Governance Committee
Qualifications: Mr. Montgomery is qualified to serve as a member of the Board because of his extensive financial expertise and experience in energy, construction and manufacturing. He is also a designated financial expert on our Audit Committee.

John Paul Roehm Age: 46 Director since: 2018	Mr. Roehm has been our President and Chief Executive Officer since 2018, having served in the same capacity prior to our initial public offering since February 2015. Mr. Roehm has over 20 years of heavy civil and energy engineering and construction experience ranging from Project Superintendent, Project Engineer, Estimator, Project Manager, and VP of Business Development. He was employed for over twenty years at White Construction, Inc., an entity that we acquired in 2011. Beginning in 2011 through early 2015, he guided our business development and corporate growth strategy and also served on our previous mergers and acquisitions teams developing targets, performing due diligence and participating in negotiations. He pioneered our expansion into renewables, guiding us to record levels of revenue and EBITDA and attaining a leading market share of the wind EPC market while producing safety performance superior to IEA’s industry peers and competitors. Additionally, Mr. Roehm serves as a director for M III-Brigade Acquisition II Corp., a special purpose acquisition company, a position he has held since March 2021. Mr. Roehm holds a B.S. in Civil Engineering from the Rose-Hulman Institute of Technology.
Standing Board Committees: •None
Qualifications: Mr. Roehm is qualified to serve as a member of the Board due to his service as our Chief Executive Officer, as well as his prior long-term, senior level experience in operations and in developing and implementing successful corporate growth strategies in the renewable energy sector.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends a vote “FOR” the election of each of the director nominees listed above.

The following continuing directors are not standing for re-election this year.

Theodore Bunting Age: 63 Director since: 2021 Standing Board Committees: •Compensation Committee •Nominating and Governance Committee
Mr. Bunting most recently served as Group President, Utility Operations, at Entergy Corporation (“Entergy”), an integrated energy company, from 2012 until his retirement in 2017. Before that, he was Senior Vice President and Chief Accounting Officer at Entergy from 2007 to 2012, and Chief Financial Officer of several subsidiaries from 2000 to 2007. He held other management positions of increasing responsibility in accounting and operations at Entergy since joining the company in 1983. Mr. Bunting has been a director of Unum Group since 2013 and is currently chair of its regulatory compliance committee and a member of its human capital committee. Mr. Bunting has been a director of NiSource since 2018 and is currently chair of its audit committee and a member of its nominating and governance committee. Mr. Bunting has been a director of the Hanover Group since 2020 and is a member of the audit committee. He previously served as a director of Imation Corp., a global data storage and information security company. He also serves on the Board of Foundation for the Mid South and previously served on the Board of Hendrix College.

Qualifications: Mr. Bunting is qualified to serve as a member of our Board due to his utility industry knowledge, including his experience in customer service, safety and regulatory relations, all of which are valuable to us as we continue to execute on our robust long-term renewable energy infrastructure construction plans. He also brings additional public company experience in the areas of strategic finance, accounting, auditing, and capital and risk management to the Board. He is a certified public accountant.

Michael Della Rocca Age: 66 Director since: 2020 Standing Board Committees: •Compensation Committee •Bid Review Committee	Mr. Della Rocca has served as a partner at McKinsey & Company since 2014, recently retiring in 2020. During his six-year tenure at McKinsey, Mr. Della Rocca provided global leadership of the firm’s major capital projects practice, serving clients and multi-billion dollar projects on six continents. Mr. Della Rocca advised investors and company leaders to create and sustain value through go-to-market and growth strategies, operational improvements, mergers & acquisitions and organizational restructuring. Prior to McKinsey, Mr. Della Rocca had a very successful 36-year career in the infrastructure, engineering and construction industries, during which he developed deep expertise in design, finance, maintenance, operations, planning and regulatory approval. Most recently, he served as Chief Executive, Americas at AECOM, a publicly traded engineering and construction company, where he provided strategic and operational leadership for a $5 billion enterprise operating across 350 offices with 15,000 employees. Before AECOM, Mr. Della Rocca served in numerous executive management roles at Halcrow Holdings, STV, Raytheon and Parsons Brinckerhoff, now WSP USA. He is currently a director of each of the New Jersey Alliance for Action and the Rensselaer School of Engineering. Mr. Della Rocca received a BS and Masters of Engineering from Rensselaer Polytechnic Institute and an MBA from St. John’s University. He is a licensed professional engineer in the state of New York.
Qualifications: Mr. Della Rocca is qualified to serve as a member of our Board due to his knowledge and experience gained in leadership positions at other engineering and construction companies, particularly, his service as a Chief Executive at a large, publicly traded engineering and construction company.

Charles Garner Age: 59 Director since: 2018 Standing Board Committees: •Audit Committee •Bid Review Committee
Mr. Garner is the Managing Director and General Counsel of M III Partners, LP, positions he has held since April 2015. He also serves as Executive Vice President and Secretary for each of M3-Brigade Acquisition II Corp. and M3-Brigade Acquisition III Corp., both of which are special purpose acquisition companies, positions he has held since December 2020 and October 2021, respectively. Previously, Mr. Garner was the founder and Managing Director of Long Mountain Advisers, LLC, a financial advisory firm, from April 2014 to April 2015. Mr. Garner also has served as Executive Vice President of IDT Corp. and as Chief Executive Officer of its IDT Ventures division, as well as Executive Managing Director of Island Capital Group, LLC. He is also currently a director of the Anne Frank Center USA. Mr. Garner holds a B.A. in Urban Studies and Political Science from the University of Pennsylvania and a J.D. from the New York University School of Law.

Qualifications: Mr. Garner has been appointed to our Board pursuant to the Amended and Restated Investor Rights Agreement between the Company, M III, and other parties, dated May 20, 2019, which provides M3 with certain rights to appoint one member of the Company’s Board. Mr. Garner is qualified to serve as a member of the Board because of his extensive expertise in corporate strategy, investments and the legal sector.

Derek Glanvill Age: 60 Director since: 2018 Standing Board Committees: •Nominating and Governance Committee (Chair) •Bid Review Committee (Chair)	Mr. Glanvill, Chairman of the Board, is a veteran engineering and construction executive and is the former President and Chief Operating Officer of McCarthy Holdings, where he spent more than 20 years prior to his departure in 2015. He currently serves as a Senior Advisor to private equity investment firms and is also a director on the boards of Black & Veatch, DPR Construction, PLH Holdings, Mestek Inc. and OmegaFlex, Inc. Previously, Mr. Glanvill was senior executive at Sverdrup (now Jacobs Engineering) as well as President of a subsidiary of an international construction conglomerate. Mr. Glanvill received a B.S. in civil and structural engineering from the University of Natal in South Africa.

Qualifications: Mr. Glanvill is qualified to serve as a member of the Board due to his knowledge and experience gained in leadership positions at other engineering and construction companies, his business strategy experience as a senior level executive and his service as a board member for other companies in the energy and construction sector.

Scott Graves Age: 59 Director since: 2021 Standing Board Committees: •None
Mr. Graves is a Partner in and Co-Head of the Ares Private Equity Group and is Head of Special Opportunities. He serves on the Ares Executive Management Committee, the Ares Business Advisory Group, and the Ares Private Equity Group's Corporate Opportunities and Special Opportunities Investment Committees. Prior to joining Ares in 2017, Mr. Graves spent over 15 years in various capacities as a senior executive and investment professional for Oaktree Capital Management, L.P., ("Oaktree") including from 2013 through 2016, as Oaktree's Head of Credit Strategies and Portfolio Manager of Multi-Strategy Credit. From 2001 through 2013, Mr. Graves was an investment professional in Oaktree's Distressed Opportunities, Value Opportunities and Strategic Credit strategies, where he served as a Co-Portfolio Manager. From 2010 to 2015, Mr. Graves also managed Oaktree's corporate and strategic development group, leading the firm's product step-outs into emerging market credit, strategic credit, value equities, infrastructure, the enhanced income strategies, structured credit and senior secured lending. Prior to joining Oaktree, Mr. Graves served as a Principal in William E. Simon & Sons' private equity group and as an Analyst at Merrill Lynch & Company in the mergers and acquisitions group. Additionally, Mr. Graves worked at Price Waterhouse LLP in the audit business services division. Mr. Graves received a B.A. from the University of California, Los Angeles, in History, and an M.B.A. from the Wharton School at the University of Pennsylvania, where he currently serves on the Wharton School Graduate Executive Board. He is a Certified Public Accountant (inactive).

Qualifications: Mr. Graves has been appointed to our Board pursuant to the Stockholders’ Agreement with the Ares Parties, dated August 2, 2021, which provides the Ares Parties with certain rights to currently appoint two members of the Company’s Board. Mr. Graves is qualified to serve as a member of the Board due to his extensive experience as an investor and advisor to businesses.

Laurene Bielski Mahon Age: 67 Director since: 2020 Standing Board Committees: •Audit Committee •Compensation Committee
Ms. Mahon has served as a Vice Chair at CIBC World Markets Corp. since 2018 and oversees its infrastructure investment banking business. Previously, she was head of CIBC's Global Infrastructure and Power Group. Ms. Mahon brings to IEA over 30 years of experience in the infrastructure industry in roles as an investment banker, management consultant, transportation & construction executive and project developer. She has served world scale infrastructure projects during all phases of development and financing, from early inception through construction and close-out. Prior to joining CIBC in August 2013, Ms. Mahon was a senior expert within McKinsey & Company's infrastructure practice. Before McKinsey, she ran her own independent advisory practice for 11 years, supporting public and private entities developing transportation projects in the U.S., Latin America, China and the UK. Ms. Mahon has also served as Managing Director, North America/Infrastructure in the Global Project Finance and Advisory Group for Chase Securities Inc., now J.P. Morgan Securities Inc., where she directed the firm's project finance lending, underwriting and advisory business in North America and oversaw its global infrastructure projects. Before Chase, she was an investment banker with each of Credit Suisse, Bear Stearns and Kidder Peabody working in international infrastructure, M&A and municipal finance. She began her career in infrastructure as a transportation planner at the Port Authority of New York and New Jersey. She also spent several years as a journalist for The Boston Globe and The Bergen Record before serving in numerous executive roles at New Jersey Transit, including as Deputy Chief Financial Officer. Ms. Mahon specializes in evaluating and implementing management practices in support of successful project development, and has completed such assignments for Orange County, California, Ontario, Canada, and London, England. She received a BS in Journalism, summa cum laude, from Boston University and a Master's in Urban Planning from Harvard University's Graduate School of Design.

Qualifications: Ms. Mahon is qualified to serve as a member of the Board and a member of the Audit Committee due to her extensive project development and financing expertise at all stages of the construction process.

Matthew Underwood Age: 37 Director since: 2020 Standing Board Committees: •Compensation Committee (Chair) •Audit Committee •Nominating and Governance Committee •Bid Review Committee	Mr. Underwood is a Partner in the Ares Private Equity Group, where he focuses on special opportunities investing. Prior to joining Ares, Mr. Underwood was a Senior Analyst in the Corporate Credit Group at HBK Capital from July 2008 to March 2018, where he focused on investment opportunities in distressed credit. Mr. Underwood was also an Analyst at Houlihan Lokey in the Financial Restructuring Group from August 2006 to July 2008. Mr. Underwood holds a B.S. from the University of Southern California in Business Administration and Accounting, where he graduated summa cum laude.
Qualifications: Mr. Underwood has been appointed to our Board pursuant to the Stockholders’ Agreement with the Ares Parties, dated August 2, 2021, which provides the Ares Parties with certain rights to currently appoint two members of the Company’s Board. Mr. Underwood is qualified to serve as a member of the Board due to his extensive experience as an investor and advisor to businesses.

Corporate Governance

Governance Guidelines & Code of Business Conduct & Ethics

The Board has adopted Corporate Governance Guidelines (the “Guidelines”) that set forth a framework within which the Board oversees and governs our affairs. The Guidelines cover, among other things, the composition and functions of the Board, director independence, director stock ownership, management succession and review, Board committees, the selection of new directors, including the consideration of diversity, and director responsibilities and duties.

Our Board has also adopted a Code of Ethics (which applies to all of our directors, officers, and employees) and additional Provisions for Chief Executive Officer and Senior Financial Officers (together, the “Codes”). The Codes cover, among other things, compliance with laws, rules and regulations (including insider trading), conflicts of interest, corporate opportunities, confidentiality, protection and use of Company assets, and the reporting process for any illegal or unethical conduct. Any amendment to, or waiver from, a provision of the Codes for a director or executive officer will be promptly disclosed and posted on our website as required by law or the listing standards of Nasdaq.

The Guidelines and the Codes are available on the Corporate Governance page of the Investor Relations section of our website at ir.iea.net and are available in print without charge by writing to: Infrastructure and Energy Alternatives, Inc., Attention: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278.

Board Structure and its Role in Risk Oversight

Director Independence

In February 2022, our Board of Directors undertook its annual review of director independence to determine the independence of our directors in accordance with the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market LLC (“Nasdaq”). As a result of this review, the Board of Directors affirmatively determined that all of our directors, including the Class II directors nominated for election at the Annual Meeting, are independent of IEA and its management, with the exception of John Paul Roehm, our President and Chief Executive Officer.

Independent Chairman

The Board does not have a formal policy on whether the roles of Chairman of the Board and Chief Executive Officer should be separate or combined. Rather, the Guidelines provide that the independent members of the Board may select the Chairman of the Board and the Company’s Chief Executive Officer in the manner they consider in the best interests of the Company.

Currently, the Board believes that it is in the best interests of the Company for the Chairman and Chief Executive Officer positions to be held by separate persons, given the differences between the two roles in our current management structure. We believe the separation of the Chairman and Chief Executive Officer roles positions our Chief Executive Officer as our leader in the eyes of our customers, employees and other stakeholders and enables him to focus on our day-to-day operations and provides strong independent leadership by a Chairman whose sole job is leading the Board, ensuring that it provides strong oversight of management and that all directors have access to the resources required to discharge their duties appropriately. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board, among his other responsibilities, presides at the executive sessions of our independent and non-management directors and facilitates communication between our independent directors and management. However, the Board reserves the right to combine the positions of the Chief Executive Officer and Chairman, should it determine that such a change is appropriate for our Company in the future.

Director Refreshment and Diversity

We believe director refreshment and diversity are important to our success. Our Board has committed to at least once a year examining the succession plans for the Board. We consider current Board skills and experience, background, performance, tenure, age and anticipated retirements and resignations to identify gaps that may need to be filled through the Board’s regular refreshment process. In addition, we value diversity on our Board. We believe a diversity of backgrounds, cultures, experiences, and subject matter expertise lead to better discussions and decision-making processes at our Board level, which increases the likelihood of better strategic outcomes for the Company. Although the Nominating and Governance Committee has not identified specific minimum qualifications that must be met or specific qualities or skills that must be possessed for a person to be considered as a candidate for director, it seeks to ensure that the Board is composed of a diverse group of individuals of high personal and professional integrity who also have the requisite expertise, skills, knowledge and experience in many substantive areas that impact our business.

As part of the Nominating and Corporate Governance Committee’s refreshment process, which includes its annual review of the Board’s performance and its process for recommending director nominees for the next annual meeting of stockholders, the Committee considers among other things each member’s attendance and overall contributions to the Board, the diversity of the Board (including diversity of expertise, geography, age, gender, race, and ethnicity), and the willingness of a member to represent and serve the long-term interests of our stockholders.

As a testament to our commitment to director refreshment and diversity on the Board, in the last two years, we have added four new directors, including one female director and one African-American director.

Director Attendance

During 2021, our Board held 4 regularly scheduled meetings and 12 special meetings, primarily relating to our capital markets transactions executed in 2021. In 2021, all of the directors attended 75% or more of the total meetings of the Board and of the committees on which they serve that were held during the period that the director served on the Board and committee. Our Board strongly encourages all of our directors to attend our Annual Meeting, and in 2021, all of our then serving directors attended the Annual Meeting.

Board’s Role in Risk Oversight

Board of Directors
The Board believes that strong and effective internal controls and risk management processes are essential elements in achieving long-term stockholder value. The Board, directly and through its committees, is responsible for overseeing material risks potentially affecting the Company, while management is responsible for managing day-to-day risks and implementing processes and controls to mitigate the potential impact of these identified risks. Management also provides the Board with regular reports regarding oversight of financial and systemic risks within the Company.

The risk oversight by each of the Board committees is detailed below. Each committee reports to the Board of Directors quarterly regarding the committee’s risk management considerations and actions.

Audit Committee	Nominating and Corporate Governance Committee	Compensation Committee	Bid Review Committee
•Discusses our major financial risk exposure and the steps management has taken to monitor and control such exposure.
• Reviews audit and financial controls; regularly meets with our external auditors to discuss and assess potential risks.
• Investigates matters regarding management’s integrity, including conflicts of interest, compliance with internal controls, and adherence to Company policies.
• Regularly meets with members of management to discuss and assess potential enterprise risks, including potential cyber security and business continuity risks.
• Evaluates potential related person transactions.

•Discusses and advises management with regard to the development of ESG strategies, policies and practices.
• Evaluates director independence and committee membership.
• Oversees Board succession and professional development.
•Reviews our Governance Guidelines and Code of Ethics and recommends revisions as necessary.
• Oversees annual evaluation of the Board, Committees, Chairman of the Board and CEO.
• Monitors our executive compensation packages and our incentive compensation plans, which seek to encourage appropriate, and not excessive, risk-taking by our executives and other employees.
•Reviews project bids of a significant magnitude, having an unusual risk profile, or regarding lines of work that are not usual or customary for us.
•Reviews our risk management practices and risk-related policies, inherent in the execution of our projects.

Oversight of Cybersecurity Risk

The Board takes seriously its role in the oversight of risks associated with our information technology, including cybersecurity. The Audit Committee has primary responsibility for cybersecurity oversight, receiving reports on breaches, if any, on a quarterly basis, and full cybersecurity briefings at least annually from the General Counsel and our Senior Vice President, Information Technology. The full Board receives a similar briefing from the Senior Vice President, Information Technology.

Committees of the Board

The Board has four standing committees: (1) the Audit Committee, (2) Nominating and Corporate Governance Committee, (3) the Compensation Committee, and (4) the Bid Review Committee. Each committee maintains a charter, which can be accessed electronically from the Corporate Governance page of the Investor Relations section of our website at ir.iea.net or by writing to us at Infrastructure and Energy Alternatives, Inc., Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278.

The following table indicates each standing committee or committees on which our directors currently serve, other than Messrs. Graves and Roehm, who do not currently serve on any committees:

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	BID REVIEW COMMITTEE	NOMINATING AND GOVERNANCE COMMITTEE
Theodore Bunting		√		√
Michael Della Rocca		√	√
John Eber	√		√
Charles Garner	√		√
Derek Glanvill			C	C
Laurene Mahon	√	√
Terence Montgomery	C			√
Matthew Underwood	√	C	√	√
Member: √
Chair: C

Effective following the Annual Meeting, if all the Class II director nominees for election at the Annual Meeting are elected, then such nominees will continue to serve on the committees reflected in the chart above.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met three times during 2021. The Nominating and Corporate Governance Committee’s responsibilities include:

•Assisting the Board by leading board member recruitment efforts, including identifying individuals or reviewing stockholder-nominated individuals qualified to become directors, recommending to the Board the director nominees for the next annual meeting of stockholders, and performing initial interviews of potential board member candidates;
•Developing and recommending to the Board a set of corporate governance principles applicable to the Company;
•Leading the Board in its annual review of the Board’s performance;
•Recommending to the Board director nominees for each Board committee; and
•Beginning in 2022, holding primary responsibility for assisting the Board in oversight of the Company’s ESG efforts and the production of the Company’s ESG Reports.

The Board has determined that each of the Committee’s members qualifies as an independent director according to the rules and regulations of Nasdaq. As part of the Nominating and Corporate Governance Committee’s annual review of the Board’s performance, and its process for recommending director nominees for the next annual meeting of stockholders (which is described in more detail below under “Nomination of Director Candidates”), it considers each member’s attendance and overall contributions to the Board, the diversity of the Board (including diversity of expertise, geography, age, gender, race, and ethnicity), and the willingness of a member to represent and serve the long-term interests of our stockholders.

Compensation Committee

The Compensation Committee met six times during 2021. The Compensation Committee’s responsibilities include:

•Considering, recommending, and approving our incentive compensation plans and our equity-based plans for our executive officers;
•Annually reviewing and recommending to the Board the forms and amounts of director compensation; and
•Reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and
•Annually reviewing and approving the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations.

The Board has determined that each of the Committee’s members qualifies as an independent director according to the rules and regulations of Nasdaq and the SEC with respect to compensation committee membership. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

In 2021, as in past years, the Compensation Committee engaged an independent compensation consultant, AON Consulting, Inc. (“AON”). The Compensation Committee requested that AON provide competitive market assessments regarding executive officer compensation, which were used by the Compensation Committee in determining the appropriate executive officer compensation levels for 2021 that are in line with the Company’s compensation plans, philosophies and goals. AON also provides market assessments regarding non-employee director compensation.

Additional information regarding the Compensation Committee’s process for determining executive officer compensation can be found below in the Discussion of Executive Compensation section of this Proxy Statement under the heading “Compensation Methodology and Process.”

Audit Committee

The Board has established a separately designated standing Audit Committee in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met 4 times during 2021. In addition to the Board’s determination that each member of the Audit Committee is “independent” within the meaning of the rules of Nasdaq, the Board also determined that Mr. Montgomery is an “audit committee financial expert” as defined by the rules of the SEC, and that they have accounting and related financial management expertise within the meaning of the listing standards of Nasdaq.

The Audit Committee’s responsibilities include:

•Reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Annual Report on Form 10-K;
•Reviewing and discussing with management and the independent auditor the quarterly interim financial statements, and recommending to the Board whether the interim financial statements should be included in our Form 10-Qs;
•Discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•Reviewing and discussing with management potential enterprise risks, including potential cyber security and business continuity risks;
•Monitoring the independence of the independent auditor;
•Verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•Reviewing and approving all related-party transactions;
•Inquiring and discussing with management our compliance with applicable laws and regulations;
•Pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•Appointing or replacing the independent auditor;
•Determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and

•Establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports that raise material issues regarding our financial statements or accounting policies.

Bid Review Committee

The Bid Review Committee met seven times during 2021. The Committee’s responsibilities include the review and approval of our bids for engineering, construction, and procurement projects, as well as oversight of the risk management practices and risk-related policies inherent in the execution of our projects.

The Board has determined that each of the Committee’s members qualify as an independent director according to the rules and regulations of Nasdaq and the SEC.

Related Persons Transactions Policy

Our Board has adopted a written Related Persons Transactions Policy that sets forth our policy and procedures for review, approval and monitoring of transactions between the Company and “related persons.” A “related person” is defined by the policy as any person who is, or at any time since the beginning our last fiscal year was, a director or executive officer or a nominee to become a director; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

The Related Persons Transactions Policy is administered by the Audit Committee. Pursuant to the policy, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest, generally must be approved, ratified, or disapproved by the Audit Committee. When evaluating potential related person transactions, the Audit Committee considers all reasonably available facts and circumstances, including if the transaction is on terms reasonably comparable to those that could be obtained by the Company in arm’s length dealings with an unrelated third party, and approves only the related person transactions determined in good faith to be in compliance with, or not inconsistent with, the Charter and our Code of Ethics, and the interests of our stockholders.

The Related Persons Transaction Policy provides that management will present each related party transaction to the Audit Committee. Additionally, each year, our directors and executive officers complete questionnaires designed to elicit information about potential related person transactions, and must promptly advise the Corporate Secretary if there are any changes to the information previously provided. If a director is involved in the transaction, they will be recused from all discussions with regard to the transaction, to the extent practicable, and will not participate in the transaction’s approval. The transaction must be approved in advance whenever practicable, and if not practicable, must be ratified as promptly as practicable. All related person transactions will be disclosed to the full Board and will be included in the Company’s proxy statement and other appropriate filings as required by the rules and regulations of the SEC and Nasdaq.

Transactions with Related Parties

First Equity Commitment Agreement

On May 20, 2019, we entered into an Amended and Restated First Equity Commitment Agreement (the “First Equity Commitment Agreement”) with ASSF (a fund affiliated with the Ares Parties) and OT POF IEA Preferred B Aggregator, L.P. (“OT POF”) (a fund managed by Oaktree) and Oaktree Power Opportunities Fund III Delaware, L.P. (“Oaktree Power III”), pursuant to which we are required to issue warrants to ASSF and OT POF (or their designated affiliates) in connection with certain issuances of Common Stock, including issuances to:
•to Oaktree or its affiliates pursuant to Section 3.6 of the Agreement and Plan of Merger, dated as of November 3, 2017, by and among M III, IEA Energy Services, LLC (“IEA Services”), Infrastructure and Energy Alternatives, LLC (“IEA LLC”), which is a holding company controlled and managed by Oaktree and our prior parent, and the other parties thereto (the “Merger Agreement”);
•upon the conversion of shares of Series A Preferred Stock;
•upon the exercise of any warrant with an exercise price of $11.50 or higher; and
•upon the exercise of any equity issued pursuant to our long term incentive plan or other equity plan with a strike price of $11.50 or higher (collectively, all such shares issued, “Additional Common Stock”).

Second Equity Commitment Agreement

On August 13, 2019, we entered into a second Equity Commitment Agreement with the Ares Parties, IEA LLC, OT POF and Oaktree Power III (the “Second Equity Commitment Agreement”), pursuant to which we are required to issue warrants to the Ares Parties (or their designated affiliates) in connection with (i) issuances of Additional Common Stock and (ii) issuances of warrants pursuant to the First Equity Commitment Agreement in the event that adjusted EBITDA does not meet certain threshold amounts (“EBITDA Warrants”).

Third Equity Commitment Agreement

On October 29, 2019, we entered into a third Equity Commitment Agreement with the Ares Parties, IEA LLC, OT POF and Oaktree Power III (the “Third Equity Commitment Agreement” and together with the First Equity Commitment Agreement and the Second Equity Commitment Agreement, the “Equity Commitment Agreements”), pursuant to which we are required to issue additional warrants to the Ares Parties (or their or their affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase as the Ares Parties may direct) and OT POF in connection with issuances of Additional Common Stock or EBTIDA Warrants.

2020 Commitment
The Ares Parties and OT POF (the “Backstop Parties”) committed pursuant to the Third Equity Commitment Agreement to purchase additional shares of Series B-3 Preferred Stock and warrants (the “2020 Commitment Warrants”) to purchase shares of Common Stock (the “2020 Commitment”) to the extent shares of Series B-3 Preferred Stock and corresponding warrants were not purchased in our Rights Offering (as defined below), or if the proceeds from the Rights Offering were not used to repay our term loan, subject to certain conditions. On March 4, 2020, we completed the Rights Offering. Thereafter, on July 22, 2020, we amended the Third Equity Commitment Agreement to terminate the section relating to the obligation to issue additional shares of Series B-3 Preferred Stock and warrants to the Backstop Parties pursuant to the 2020 Commitment. In connection with this amendment, we paid $1.3 million in satisfaction of commitment fees and reimbursed certain expenses in the amount of $343,621.

Preferred Exchange Agreement

On October 29, 2019, we entered into a Preferred Stock Exchange Agreement with the Ares Parties, IEA LLC, OT POF and Oaktree Power III (the “Preferred Exchange Agreement”) pursuant to which we issued to IEA LLC shares of Series B-3 Preferred Stock and warrants to purchase Common Stock (the “Preferred Exchange Warrants”) in exchange for 50% of the Series A Preferred Stock held by IEA LLC. The Preferred Exchange Agreement requires us to issue additional warrants to IEA LLC in connection with issuances of Additional Common Stock or EBITDA Warrants.

Rights Offering Agreement

On October 29, 2019, we entered into a Rights Agreement with the Ares Parties, IEA LLC, OT POF and Oaktree Power III. The Rights Agreement provided for us to effectuate a rights offering whereby the holders of our outstanding Common Stock (excluding the Ares Parties, IEA LLC, OT POF, Oaktree Power III and each of their director designees, our officers and any related party of any of the foregoing) received a transferable right, but not the obligation, to purchase shares of Series B-3 Preferred Stock and associated warrants (the “Rights Offering”). On March 4, 2020, we completed the Rights Offering and issued and sold 350 shares of Series B-3 Preferred Stock and 12,029 warrants to purchase common stock for aggregate proceeds of approximately $0.4 million, before expenses.

Ares/Oaktree Investor Rights Agreement

On November 14, 2019, we entered into an Investor Rights Agreement with IEA LLC, the Ares Parties and OT POF (the “Ares/Oaktree Investor Rights Agreement”). The Ares/Oaktree Investor Rights Agreement provided that if we did not timely redeem the Series B Preferred Stock, then until the redemption, (i) the Board would have owed a fiduciary duty to all holders of Series B Preferred Stock to the same extent as the holders of Common Stock, (ii) holders of Series B Preferred Stock would have had the right to designate a majority of the directors, subject to certain limitations, (iii) dividend rates would have increased, and (iv) the holders of a majority of the shares of Series B Preferred Stock would have been able to cause the us to effect an asset or equity sale and to use the proceeds to redeem the Series B Preferred Stock. The Ares/Oaktree Investor Rights Agreement terminated effective upon the redemption of the Series B Preferred Stock on August 17, 2021.

Indemnification Letter

On October 29, 2019, we entered into a letter agreement providing for certain indemnification obligations by us in favor of Oaktree similar to indemnification obligations that we have to the Ares Parties under the Third Equity Commitment Agreement (the “Indemnification Letter”).

M III/Oaktree Investor Rights Agreement

We are party to an Investor Rights Agreement with M III, IEA LLC, and Oaktree, in its capacity as the representative of the Selling Stockholders (the “M III/Oaktree Investor Rights Agreement”), which we entered into in connection with the closing of the merger of M III Acquisition Corp. with IEA Services under the Merger Agreement in March 2018 (the “Closing”). The “Selling Stockholders” (as such term is defined in the M III/Oaktree Investor Rights Agreement) include Oaktree, any affiliate of Oaktree and any executive officer, director or member of IEA LLC as of immediately prior to the Closing (or any affiliate or family member thereof or any trust formed for the benefit of any of the foregoing persons).
The M III/Oaktree Investor Rights Agreement provided each of Oaktree and M III (as successor party) rights to consent over certain matters and to nominate two directors to the Board for so long as the Selling Stockholders (with respect to Oaktree’s rights) and M III and certain other persons (with respect to M III) beneficially own at least fifty percent (50%) of the Common Stock beneficially owned by such parties as of the Closing, and to nominate one director so long as such parties beneficially own at least twenty five percent (25%) of such Common Stock.
On January 23, 2020, we entered into a Third Amended & Restated Investor Rights Agreement (the “Third A&R Investor Rights Agreement”), which provided for:
•a reduction of the size of the Board from 10 directors to seven;
•the right of each of M III and Oaktree Power III to designate a sole director to the Board, rather than two;
•the Company’s use of reasonable best efforts to reclassify the terms of certain directors;
•Mohsin Meghji no longer being considered a designee of M III, Ian Schapiro no longer being considered a designee of Oaktree Power III, and the resignation of each from the Board; and
•so long as M III or Oaktree Power III is entitled to designate at least one director, the consent of such party to declassify the Board or provide for a voting standard in the election of directors other than plurality voting.
During 2021, Oaktree’s rights lapsed because they no longer owned a sufficient percentage of the Common Stock that they beneficially owned as of the Closing.

Waiver Agreement

In connection with the Third A&R Investor Rights Agreement, we entered into a Waiver Agreement (the “Waiver Agreement”) with the Ares Management LLC (an affiliate of the Ares Parties) on behalf of its affiliated funds investment vehicles and/or managed accounts (“Ares”), dated January 23, 2020, pursuant to which Ares agreed to designate only one director to the Board for so long as certain conditions existed. The Waiver Agreement terminated in accordance with its terms on November 5, 2020.

Registration Rights Agreement

In connection with the Closing, IEA LLC and M III and their respective transferees were granted certain rights pursuant to a Registration Rights Agreement dated March 26, 2018 (as amended, the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, we filed a registration statement for the resale of the Common Stock and warrants held by the parties to the Registration Rights Agreement and agreed to keep such registration statement effective until the earlier of the date on which all securities covered thereby are no longer Registrable Securities (as defined under the Registration Rights Agreement) and the date on which we are no longer eligible to use a Registration Statement on Form S-3. The parties also have certain “piggyback” registration rights with respect to registration statements filed subsequent to the Closing.
On May 20, 2019, in connection with the First Equity Commitment Agreement, we entered into the Second Amendment to Amended and Restated Registration Rights Agreement with IEA LLC, ASSF and OT POF, to also provide the commitment parties under the First Equity Commitment Agreement not already party to the Registration Rights Agreement with the same shelf registration and “piggyback” registration rights provided to the existing parties under the Registration Rights Agreement (the “RRA Registration Rights”) with respect to the Common Stock issuable upon exercise of warrants issued under the First Equity Commitment Agreement.
On August 30, 2019, in connection with the Second Equity Commitment Agreement, we entered into the Third Amendment to Amended and Restated Registration Rights Agreement with IEA LLC and the Ares Parties to also provide the Ares Parties with the RRA Registration Rights with respect to the Common Stock issuable upon exercise of the warrants issued under the Second Equity Commitment Agreement.
On November 14, 2019, in connection with the Third Equity Commitment Agreement, we entered into the Fourth Amendment to Amended and Restated Registration Rights Agreement with the Ares Parties, IEA LLC and OT POF (the “Oaktree Parties”) to also provide the RRA Registration Rights with respect to (i) Common Stock issuable upon exercise of the warrants issued under the Third Equity Commitment Agreement and (ii) Common Stock issuable upon conversion of Series B Preferred Stock issued on a private placement basis, in each case held by the Ares Parties and OT POF and their respective permitted transferees.

On February 3, 2021, we entered into the Fifth Amendment to Amended and Restated Registration Rights Agreement (the “Fifth RRA Amendment”) with the Ares Parties and the Oaktree Parties. The Fifth RRA Amendment amends the Registration Rights Agreement to also provide the RRA Registration Rights with respect to all Common Stock held by or issuable upon conversion of the Series A Preferred Stock or Series B Preferred Stock held by Ares Parties and their permitted transferees, and all Common Stock acquired after February 3, 2021 by the Ares Parties and their permitted transferees or their affiliated funds, investment vehicles, co-investment vehicles and managed accounts. The Fifth RRA Amendment also amended the definition of “Seller Registrable Securities” to cover Common Stock, warrants, and all other securities issued in respect thereof or into which such Common Stock or warrants are later classified, in each case held by IEA LLC, any fund managed by or under common management with Oaktree Power III, or any of their affiliates or permitted transferees.
On May 12, 2021, pursuant to the terms of the Registration Rights Agreement, we filed a prospectus covering the resale of, among others, up to (i) 21,790,614 shares of Common Stock on behalf of the Ares Parties, (ii) 2,395,734 shares on behalf of OT POF and other affiliates of Oaktree, (iii) 635,421 shares on behalf of the Roehm Living Trust, of which Mr. Roehm and his spouse are trustees and beneficiaries, (iv) 47,060 shares on behalf of the Christopher L. Hanson Living Trust dated May 16, 2017, of which Mr. Hanson and his spouse are trustees and Mr. Hanson’s spouse and children are beneficiaries, (v) 47,060 shares on behalf of the Brian K. Hummer Revocable Trust u/a/d December 15, 2017, of which Mr. Hummer is trustee and Mr. Hummer, his spouse and children are beneficiaries, and (vi) 462,124 shares on behalf of the ADL Revocable Trust, of which our former CFO Andrew D. Layman, who resigned in February 2020, is trustee and Mr. Layman, his spouse and children are beneficiaries.
On August 2, 2021, upon the close of an underwritten public offering by us of shares of Common Stock and pre-funded warrants (the “Pre-Funded Warrants”) to purchase additional shares of Common Stock for net proceeds of approximately $196.3 million (the “Equity Offering”), we entered into the Sixth Amendment to Amended and Restated Registration Rights Agreement with the Oaktree Parties and the Ares Parties to also provide the RRA Registration Rights with respect to shares of Common Stock, Pre-Funded Warrants, and shares issuable under Pre-Funded Warrants issued in the Equity Offering and held by the Ares Parties and their permitted transferees.
On November 29, 2021, pursuant to the terms of the Registration Rights Agreement, we filed an additional prospectus covering the resale of, among others, up to (i) 11,940,816 shares of Common Stock on behalf of the Ares Parties, (ii) 40,135 shares on behalf of Ares Management LLC, (iii) 2,566 shares on behalf of the Roehm Living Trust, (iv) 1,866 shares on behalf of the Christopher L. Hanson Living Trust dated May 16, 2017, (v) 1,866 shares on behalf of the Brian K. Hummer Revocable Trust u/a/d December 15, 2017, (vi) 1,866 shares on behalf of the ADL Revocable Trust, (vii) 476 shares on behalf of Mr. Montgomery, and (viii) 2,333 shares on behalf of Mr. Glanvill.

Oaktree Resale

On February 8, 2021, Infrastructure and Energy Alternatives, LLC, the Company's former Parent, sold 8,853,283 shares of Common Stock in an underwritten public offering. Infrastructure and Energy Alternatives, LLC, and not the Company, received total gross proceeds of approximately $148.3 million, before deducting underwriting discounts and commissions. We incurred $7.7 million in expenses in connection with this resale offering.

Transaction Agreement, Equity Offering and Redemption of Series B Preferred

On July 28, 2021, we entered into a Transaction Agreement with the Ares Parties pursuant to which, upon the closing of the Equity Offering:
•the Ares Parties converted all of their Series A Preferred Stock into 2,132,273 shares of Common Stock;
•we issued to the Ares Parties 507,417 shares of Common Stock underlying warrants issued pursuant to anti-dilution rights triggered upon conversion of the Series A Preferred Stock; and
•we issued to the Ares Parties 5,996,310 shares of Common Stock at an exercise price of $0.0001 per share upon the exercise of warrants that had been issued to the Ares Parties in connection with their original purchases of Series B Preferred Stock.
ASOF purchased 3,185,039 shares of Common Stock and 7,747,589 Pre-Funded Warrants in the Equity Offering for an aggregate purchase price of $120.3 million.
Pursuant to the Transaction Agreement, we paid $0.7 million of the costs and expenses incurred by the Ares Parties and their affiliates in connection with the Transaction Agreement.
In addition, pursuant to the Transaction Agreement, on August 17, 2021, we used (i) the net proceeds from the Equity Offering and (ii) additional net proceeds from the August 2021 sale of senior unsecured notes due 2029 by our subsidiary IEA Services to redeem all of the shares of Series B Preferred Stock for an aggregate redemption price of $264.9 million, approximately $264.4 million of which was paid to the Ares Parties.

Stockholders’ Agreement

On August 2, 2021, we entered into a Stockholders Agreement with the Ares Parties upon the close of the Equity Offering (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, we agreed to cause our Board to include two designated representatives of the Ares Parties for so long as the Ares Percentage Interest (as defined in the Stockholders Agreement) is greater than or equal to 20% of our Common Stock, one representative for as long as the the Ares Percentage Interest is less than 20% but more than or equal to 10% of our Common Stock, and no representatives if the the Ares Percentage Interest is less than 10% of our Common Stock. Additionally, we agreed to reduce the number of directors on the Board to nine and to cause the Board to be comprised of a total of nine directors (including the Ares representatives) at our next stockholder meeting at which directors are elected. The Ares Parties also agreed:
•not to transfer any equity securities acquired in the Equity Offering until August 2022, with certain exceptions;
•until the earlier of: (i) February 2, 2024; (ii) the date in which the Ares Parties and their affiliates beneficially own less than 10% of our Common Stock; (iii) a change of control of IEA; (iv) our material breach of the Stockholders Agreement; (v) an event of default by us with respect to any agreement governing our long-term debt exceeding $50.0 million; and (vi) our winding up, dissolution or liquidation or bankruptcy:
◦at any stockholder meeting where director elections are on the ballot, to vote (a) as recommended by the Board or (b) in the same proportions as votes cast with respect to nominees, to vote in favor of any nominee of the Ares Parties, and not to vote in favor of a change of control transaction in which the Ares Parties would receive different consideration from other stockholders, unless approved by the Board;
◦not to transfer our Common Stock to competitors or any person that would beneficially own more than 20% of our Common Stock after the transaction, subject to certain permitted exceptions; and
◦not to take certain actions, subject to permitted exceptions, including, but not limited to:
▪making any public announcement, proposal or offer with respect to (1) acquisitions of additional Common Stock, (2) any restructuring, recapitalization, liquidation or similar transaction, (3) the election of directors other than the Ares Parties’ designees or (4) changes to the Board and calling of special meetings;
▪publicly seeking a change in the composition or size of the Board;
▪depositing any voting securities into a voting trust;
▪acquiring voting securities or beneficial ownership thereof greater than the Ares Parties’ beneficial ownership following closing of the Equity Offering and 37.8% of our Common Stock on an Adjusted Outstanding Basis (as defined in the Stockholders’ Agreement); or
▪call for, or initiate, propose or requisition a call for any stockholder meeting.

Contracts with Vendors

Sterling Lumber Company (“Sterling”), a portfolio company of Oaktree, is a supplier of ground protection mats. We have contracted with Sterling, on an arm’s-length basis, from time to time to provide such mats since 2011, prior to Sterling’s acquisition by Oaktree in November 2016. During the years ended December 31, 2021 and 2020, we paid Sterling approximately $2,773,400 and $4,550,000, respectively, pursuant to purchase orders.
World Wind Services, LLC (“World Wind”), a portfolio company of Oaktree, is a contractor whose services include construction, quality control, and operations and maintenance services in the wind and solar construction industry. On August 6, 2014, our subsidiary IEA Constructors, then known as IEA Renewable Energy, Inc. entered into a Construction Services Agreement with World Wind that had been negotiated on an arms-length basis, pursuant to which we may enter into work authorizations from time to time for specific projects. During the years ended December 31, 2021 and 2020, we paid World Wind approximately $3,160,100 and $3,437,000, respectively, pursuant to work authorizations.

Employment of Immediate Family Members

In 2021, our wholly-owned subsidiary, Ragnar Benson, LLC hired Robert Bielski as a Project Manager. Mr. Bielski is the brother of Ms. Laurene Mahon, one of our Board members. Ms. Mahon made the Board aware of Mr. Belski's hiring at the time of his initial employment and had no involvement in his recruitment or hiring. Additionally, our subsidiary IEA Management Services, Inc. has employed Matthew Hanson, its current Vice President, Estimating - Renewables since prior to our IPO. Mr. Hanson is the brother of Mr. Christopher Hanson, Executive Vice President, Renewable Energy. Mr. Christopher Hanson has no involvement in employment or compensation decisions regarding his brother.

Director Nomination Process and Qualifications of Director Candidates

The Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and stockholders. The committee recommends to the Board nominees that best suit the Board’s needs at the time of the nomination and who are willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings. In addition, the committee may from time to time engage a third-party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third-party search firm will be paid a fee.

The Nominating and Governance Committee has not identified specific minimum qualifications that must be met or specific qualities or skills that must be possessed for a person to be considered as a candidate for director; however, the Nominating and Governance Committee seeks to ensure that the Board is composed of a diverse group of individuals of high personal and professional integrity who also have the requisite expertise, skills, knowledge and experience in many substantive areas that impact our business.

The Nominating and Governance Committee will evaluate director nominees proposed by stockholders on the same basis as recommendations received from any other source. Stockholder recommendations for director nominees should be sent to the Nominating and Corporate Governance Committee, Infrastructure and Energy Alternatives, Inc, Attention: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278. Upon receipt by the Corporate Secretary of a stockholder notice of a director nomination, the Corporate Secretary will notify the stockholder that the notice has been received and will be presented to the Nominating and Corporate Governance Committee for review.

Director Compensation

The Compensation Committee makes recommendations to the full Board regarding non-employee director compensation. AON reviewed our director compensation with the Compensation Committee, and based upon the Compensation Committee’s recommendation, the Board approved the following annual retainers for 2021:

ANNUAL RETAINERS (1)	AMOUNT
Board	$130,000
Member:
Audit Committee	$ 12,000
Compensation Committee	$ 12,000
Nominating and Corporate Governance Committee	$ 12,000
Bid Review Committee	$ 25,000
Chairman of the Board	$ 85,000
Audit Committee Chair	$ 35,000
Compensation Committee Chair	$ 25,000
Nominating and Corporate Governance Committee Chair	$ 25,000
Bid Review Committee Chair	$ 70,000
Special Committee Member	$ 15,000	(2)
(1)	All fees consist of 50% cash payment and 50% equity payment, in the form of restricted stock units ("RSUs") that vest on the first anniversary of the grant date.
(2)	Minimum fee payable to members of a special committee formed by the Board. The final amount of any special committee retainer will be determined in light of the required workload and responsibilities of any special committee.

AON continued to review our director compensation with the Compensation Committee in early 2022, comparing our director compensation to the compensation programs at 12 peer group companies: Ameresco, Inc., Arcosa, Inc., Comfort Systems USA, Inc., Construction Partners, Inc., Granite Construction Incorporated, Great Lakes Dredge & Dock Corp., IEA Holdings, Inc., MYR Group Inc., NV5 Global, Inc., Primoris Services Corporation, Sterling Construction Company, Inc. and Tutor Perini Corporation. As a result of such review and to more closely reflect the market for director compensation based on these comparators, at the February 2022 Board meeting and based upon the recommendation of our Compensation Committee, the Board approved the following changes to non-employee director compensation, to take effect in 2022:

ANNUAL RETAINERS (1)	AMOUNT
Board	$175,000	(2)
Chairs: Chairman of the Board (3)	$125,000
Audit Committee Chair (4)	$20,000
Compensation Committee Chair (4)	$15,000
Nominating and Corporate Governance Committee Chair (4)	$15,000

Bid Review Committee Chair (4)	$15,000
(1)	All annual cash retainers will be paid in quarterly installments in arrears. Annual grants of restricted stock units, referenced in footnote 2 below, will be paid in full following the election of directors at the annual meeting.
(2)	Consists of a $75,000 cash retainer and an award of RSUs having an aggregate market value at the time of grant of $100,000. RSUs vest in full on the first anniversary of the grant date.
(3)	Retainer for the Chairman of the Board consists of a $62,500 cash retainer and an award of RSUs having an aggregate market value at the time of grant of $62,500. RSUs vest in full on the first anniversary of the grant date.
(4)	Retainers for Committee chairs will be paid in cash.

The following table summarizes the compensation paid to our directors during 2021, other than Mr. Roehm, whose compensation is discussed below under Executive Compensation.

Director Compensation for Year-End December 31, 2021

	(1) FEES EARNED OR PAID IN CASH	(2) STOCK AWARDS	ALL OTHER COMPENSATION	TOTAL
NAME	($)	($)	($)	($)
Theodore Bunting	$ 48,500	-	-	$48,500
Michael Della Rocca	$ 98,500	$ 98,500	-	$197,000
John Eber	$ 83,500	$ 83,500	-	$167,000
Charles Garner	$ 83,500	$ 83,500	-	$167,000
Derek Glanvill(3)	$ 155,000	$ 155,000	$ 2,855	$312,855
Scott Graves (4)	$ 24,375	-	-	$24,375
Laurene Mahon	$ 89,000	$ 86,000	-	$175,000
Terence Montgomery	$ 106,750	$ 110,000	-	$216,750
Matthew Underwood (4)	$ 93,438	$ 89,500	-	$182,938

(1)	Consists of cash fees earned in 2021 for annual board and committee retainers.
(2)
Amounts in this column reflect the aggregate grant date fair value of RSU awards granted during 2021, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718. For each director, half of their annual board fees were granted in RSUs on March 26, 2021. These RSUs will vest on March 26, 2022. In addition, Messrs. Montgomery and Della Rocca and Ms. Mahon received a grant of 1,384 restricted shares for their service on the Special Transaction Committee, which led the negotiations with the Ares Parties that culminated in the equity and debt transactions that occurred in July and August 2021. These RSUs will vest on March 26, 2022. The following table shows, as of December 31, 2021, the aggregate number of RSUs outstanding for each non-employee director:

NAME	Restricted Stock Units Outstanding at December 31, 2021
Theodore Bunting (5)	—
Michael Della Rocca	6,892
John Eber	5,508
Charles Garner (6)	5,508
Derek Glanvill	10,224
Scott Graves (5)	—
Laurene Mahon	6,067
Terence Montgomery	7,650
Matthew Underwood (4)	5,904

(3)	All Other Compensation column includes amounts reimbursed to Mr. Glanvill for his employ of a personal assistant.
(4)
Pursuant to agreements between Ares Management LLC and Messrs. Graves and Underwood, Messrs. Graves and Underwood have agreed to pay all of their respective director compensation, and have instructed us to pay all such compensation directly to Ares Management LLC. Accordingly, Ares Management LLC is the direct holder of the 5,904 RSUs granted to Mr. Underwood and will be the holder of any future shares granted to Messrs. Graves and Underwood.

(5)	Messrs. Bunting and Graves joined the Board during 2021.
(6)
Mr. Garner was appointed to our Board pursuant to the Amended and Restated Investor Rights Agreement between the Company, M III, and other parties, dated May 20, 2019, which provides M III with certain rights to appoint one member of the Company’s Board. By agreement, between M III and Mr. Garner, Mr. Garner pays M III all of his director compensation. Accordingly, M III (and/or its affiliated funds and investment vehicles) is the direct holder of the 5,508 RSUs granted to Mr. Garner and will be the holder of any future shares granted to him.

Non-employee Director Stock Ownership Guidelines

The Board believes that it is important for each director to have a financial stake in the Company because it aligns the director’s interests with those of the Company’s stockholders. To meet this objective, the Board has established stock ownership guidelines that require each non-employee director to retain ownership of the Company’s stock equal to five (5) times the cash portion of the non-employee director’s annual Board retainer (the “Director Holding Requirement”) (provided, however, that the Director Holding Requirement shall never prohibit a director from withholding, selling, or tendering enough shares from an equity award to satisfy all applicable withholding taxes on such award). Once a non-employee director has achieved their stated target ownership level, they are no longer required to adhere to the Director Holding Requirement, unless and until their ownership level falls below the target.

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the non-employee director; and vested and unvested restricted stock and RSUs. Additionally, the ownership multiple is applied only against the annual Board retainer, and not any additional retainer paid as a result of service as Chairman of the Board, lead independent director, committee chair or committee member.

Non-employee directors are required to meet the Director Holding Requirement within five years of the adoption of the stock ownership guidelines or of becoming a director, whichever occurs later. The Board adopted these guidelines in March 2021; as such, all non-employee directors have at least until March 2026 to comply with the Director Holding Requirement.

Other

The Company reimburses all directors for travel and other reasonable, necessary business expenses incurred in the performance of their services for the Company and extends coverage to them under the Company’s travel accident and directors’ and officers’ liability insurance policies. In addition, the Company reimburses costs associated with attending continuing education courses related to Board of Directors service. With regard to Mr. Glanvill, our Chairman of the Board, the Company also reimburses him for his employ of a personal assistant.

Discussion of Executive Compensation

Compensation Highlights

Our compensation program is designed to motivate our executives and other salaried employees to execute our business strategies and strive for higher Company performance, while maintaining our core values, as described in our Proxy Statement Summary. Although IEA’s compensation program applies to most salaried employees, the following discussion of executive compensation focuses on our compensation program and policies’ applicability to our Named Executive Officers, whom we refer to as NEOs. Our NEOs for 2021 are as follows:

John Paul Roehm
President and Chief Executive Officer
Peter Moerbeek	Michael Stoecker
Executive Vice President and Chief Financial Officer	Executive Vice President, Chief Operating Officer

Christopher Hanson	Brian Hummer
Executive Vice President, Renewable Energy	Executive Vice President, Specialty Civil Operations

Gil Melman
Former Executive Vice President and General Counsel, Corporate Secretary*
* Mr. Melman’s employment with the Company ended June 22. 2021. Ms. Erin Roth succeeded Mr. Melman as our Executive Vice President, General Counsel and Secretary.

Compensation Best Practices

Highlighted below are certain executive compensation governance practices (that we employ and avoid) that support the needs of our business, drive performance and align with our stockholders’ long-term interests. These practices include:

PRACTICES WE EMPLOY			PRACTICES WE AVOID
✔	Pay for Performance	×	Pledging, Hedging, and Short Sales of Our Stock
✔	Market Competitive Executive Severance/Change in Control Employment Provisions	×	Having Non-Independent Directors on the Compensation Committee
✔	Annual Peer Review	×	Executive Pension Plans
✔	Annual NEO Performance and Pay Review	×	Single Trigger Change in Control Benefits
✔	Engage Independent Compensation Consulting Firm	×	Substantial Perquisites
✔	Rigorous Stock Ownership Requirements for Executives and Non- Employee Directors
✔	Incentive Compensation Designed to Discourage Excessive Risk-Taking
✔	Clawback Provisions in Equity Incentive Plan and Award Agreements

Summary of Compensation Elements

A summary of each component of IEA’s compensation program is summarized in the table below. A more detailed discussion of each element other than "Potential Payments Upon Change in Control and Certain Terminations of Employment" can be found below under the heading “Compensation Program Elements.”

COMPONENT	DESCRIPTION	WHERE REPORTED IN THE EXECUTIVE COMPENSATION TABLES
Base Salary	• Fixed cash compensation. • Takes into consideration executive’s level of responsibility, experience, knowledge and performance, internal equity considerations, and a competitive market assessment.	• Summary Compensation Table – “Salary” column
Annual Incentive Compensation Plan (“AICP”) Award
• Variable short-term incentive paid in cash based on annual performance against Company-wide financial and operational goals.
• Purpose is to promote the achievement of short-term financial and operational goals aligned with fiscal year objectives and stockholder interests.
• Summary Compensation Table – “Non-Equity Incentive Plan Compensation” column • Grants of Plan-Based Awards Table – “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column
Long-Term Incentive Plan (“LTIP”) Award
• Variable compensation delivered through a combination of Performance Share Units ("PSUs") and Restricted Stock Units ("RSUs").
•Objectives are to create alignment with stockholder interests and promote achievement of longer-term financial and strategic objectives, reward executives for long-term growth and performance of the Company and encourage executive retention.

• Summary Compensation Table – “Stock Awards” column
• Grants of Plan-Based Awards Table – “Estimated Possible Payouts Under Equity Incentive Plan Awards” column
• Outstanding Equity Awards at Fiscal Year-End table

Perquisites	•We provide limited perquisites to help us remain competitive with the market.	• Summary Compensation Table – “All Other Compensation” column

Retirement and Deferred Compensation Benefits
• The NEOs may participate in our 401(k) plan, which includes a Company match, on the same terms as all other salaried employees.
• A select group of employees, including the NEOs, can elect to defer their base salary and/or AICP Awards under our non- qualified deferred compensation plan.
• Summary Compensation Table – “All Other Compensation” column
Potential Payments Upon Change in Control and Certain Terminations of Employment
• Encourages executives to operate in the best interests of stockholders both before and after a Change in Control event.
• Provides market competitive benefits in the event of certain terminations of employment.
• Discussed in Employment Agreements and Severance and Change in Control

Our 2021 Say-on-Pay Vote

The Compensation Committee carefully considered the results of the Company’s “Say-on-Pay Vote” taken by stockholders at its 2021 Annual Meeting, and the Committee plans to continue to carefully consider the results of this vote each year. At the 2021 Annual Meeting, over 85% of the stockholder votes cast on the proposal were cast in favor of the resolution stating that the stockholders “approve the compensation of IEA’s executive officers.” The Compensation Committee believes that the level of support indicated by this vote reflects favorably on the Company’s executive compensation program, which emphasizes “pay for performance.”

Compensation Objectives and Philosophy
The primary objectives and philosophy of our compensation programs are to (i) drive executive behaviors that maximize long-term stockholder value creation, (ii) attract and retain a talented pool of diverse executive officers with the skills necessary to successfully manage and grow our business, and (iii) align the interests of our executive officers with those of our stockholders by rewarding them for strong Company performance. In support of these objectives, we:

•Target NEO total compensation package competitive with peers – We regularly compare our NEOs’ total compensation levels, as well as the elements of our NEO pay, with companies of a similar industry, size and complexity;
•Deliver a meaningful proportion of NEO compensation in share-based incentives – In 2021, approximately 34% to 52% of NEO total direct compensation was targeted to be delivered in the form of RSUs and PSUs, with a goal of driving sustainable stockholder value;
•Encourage NEOs to be long-term stockholders – In addition to delivering a significant portion of each of our NEO’s compensation in share-based compensation, we also require that each of our NEOs hold shares of our stock equal to a multiple of their base salary; and
•Weight a significant portion of NEO compensation toward variable and performance-based pay elements – In 2021, approximately 65% to 75% of NEO total direct compensation was targeted to be delivered in variable short-term (annual) or long-term incentive compensation, which we've illustrated below. As shown below, approximately 73% of Mr. Roehm’s target total direct compensation in 2021 was in the form of short-term or long-term incentive compensation.

John Paul Roehm

Peter Moerbeek

Michael Stoecker

Christopher Hanson

Brian Hummer

Compensation Methodology and Process

The Compensation Committee consists only of independent members of the Board. It is responsible for considering, recommending, and approving our incentive compensation plans and our equity-based plans for our executive officers. In connection with that work, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives, and setting compensation levels based on the evaluations. In addition, the Compensation Committee annually reviews and recommends to the Board the form and amounts of director compensation.

To assist it in its responsibilities, the Compensation Committee engaged AON as its independent compensation consultant. In addition to reviewing the market data provided by AON, the Compensation Committee also considered the following factors when making compensation decisions for each of our NEOs in 2021:

•The CEO’s evaluation of the other NEOs’ performance, and his recommendations for changes to the NEOs’ base salaries (if any) and AICP and LTIP targeted award levels. The Compensation Committee has the discretion to modify any of the CEO’s recommendations, and the NEOs are not present during these discussions. The CEO does not participate in setting his compensation and is not present during related deliberations.
•Our Board’s annual evaluation of the CEO’s performance, which takes into account input from each of our directors.
•The expected cost of the incentive plans to the Company and the present and future availability of shares under our equity plans.
•The results of our annual non-binding “say-on-pay” proposal, as discussed above under the heading “Our 2021 Say-On-Pay Vote.”
•At the request of the Committee, both the Chief Financial Officer and Executive Vice President, General Counsel and Secretary provide information relevant to the Committee’s deliberations, but neither is part of the Committee’s decision-making process or present during related deliberations.

The Role of Independent Compensation Consultant

The Compensation Committee has retained AON since 2020 to provide compensation market data and generally review and advise the Committee regarding our compensation programs, policies and disclosures.

AON’s engagement encompasses advisory services such as annual review of executive compensation philosophy, a competitive assessment of executive compensation levels and “pay-for-performance” linkage, executive cash and equity incentive program design, competitive assessment of non-employee director compensation, and other ad hoc support. AON works at the direction of, and reports directly to, the Compensation Committee. Though a sister organization to AON provides surety and bonding services to the Company, AON itself does not provide any other services to IEA.

The Compensation Committee has evaluated AON as a compensation consultant, taking into consideration all relevant factors required under Nasdaq listing standards, and has determined that the work of AON has not created any conflicts of interest, and that AON is independent pursuant to the independence standards set forth in the Nasdaq listing standards promulgated pursuant to Section 10C of the Exchange Act.

Peer Group Analysis and Compensation Market Data

AON provides the Compensation Committee with market compensation data to help the Committee assess the competitiveness of total compensation for each NEO. The Committee generally targets base salary and total cash compensation at the 50th to 60th percentile of market and long-term incentive compensation at the 50th to 75th percentile of market. However, the Committee retains flexibility to set compensation above or below these targets based on subjective factors like experience, background, scope of position, individual performance, market dynamics for attracting and retaining superior and diverse executive leadership, and internal equity among the executives with similar experience and job responsibilities.

AON provides the Compensation Committee with market data from published proxies of companies specifically selected by the Committee as proxy peer companies (the “Proxy Peer Group”). With the help of AON, the Committee reviews this Proxy Peer Group data annually to confirm that it continues to be an appropriate comparator group for NEO compensation and makes adjustments as it deems appropriate. The companies in the Proxy Peer Group are in the same or similar markets as IEA and are similar to IEA in revenue, complexity, and market capitalization, as shown in the table below:

	REVENUE*	MARKET CAPITALIZATION**
Proxy Peer Group
Range	LTM - $295.7 million to $5.51 billion FYE - $472.6 million to $4.45 billion	$86.1 million – $2.4 billion
50th Percentile	LTM - $1.04 billion FYE - $1.14 billion	$553.7 million
75th Percentile	LTM - $2.03 billion FYE - $2.05 billion	$1.06 billion
IEA	LTM - $1.88 billion FYE - $1.46 billion	$377.6 million
* Revenues for the Proxy Peer Group reflect those from the most recent trailing 12-month period reported as of September 30, 2020 (“LTM”) and fiscal year-end 2019 (“FYE”).
** As of December 31, 2020.

2021 PROXY PEER GROUP
Aegion Corporation	IEA Holdings, Inc.	Oceaneering International, Inc.
AZZ Inc.	Insteel Industries, Inc.	Orion Group Holdings, inc.
Charah Solutions, Inc.	Limbach Holdings, Inc.	Primoris Services Corporation
Construction Partners, Inc.	Mammoth Energy Services, Inc.	Sterling Construction Company, Inc
Dycom Industries, Inc.	Matrix Service Company	Team, Inc.
Granite Construction Incorporated	MYR Group Inc.	Tutor Perini Corporation
HC2 Holdings, Inc.	Newpark Resources, Inc.

Compensation Program Elements

The following information describes each element of our executive compensation program for 2021, including a discussion of performance metrics and compensation levels. This information should be read in conjunction with the information provided in the tables that follow this discussion of executive compensation.

Base Salary

Base salaries are intended to provide a stable source of compensation for each of our NEOs. In determining salary levels, the Committee takes into consideration the competitive market assessment provided to it by AON, subjective factors like the NEO’s individual performance, level of responsibility, experience and knowledge, and each NEO’s current salary as compared to the other NEOs and officers of the Company. The following table shows the changes that the Committee made to the NEOs’ 2021 base salaries compared to their base salaries in effect at the end of 2020. All base salary increases were effective as of January 1, 2021.

NAME	2021 ANNUAL BASE SALARY	% INCREASE FROM 2020
Mr. Roehm	$710,000	9.2%
Mr. Moerbeek	$463,500	3.0%
Mr. Stoecker	$535,000	18.9%
Mr. Hanson	$370,800	3.0%
Mr. Hummer	$360,500	3.0%
Mr. Melman	$385,000	6.9%

As shown in the table above, the Committee approved modest increases for each of the NEOs, in each case reflecting the NEO’s performance during the preceding year and to better align the NEO’s base salary with the Proxy Peer Group data. The increase in Mr. Roehm's base salary placed his salary at approximately the market median level. Our Committee’s review of the Proxy Peer Group data showed that Mr. Stoecker’s base salary and total compensation was significantly below his market median, so the Committee decided to provide him with a significant base salary increase in 2021 in an effort to better align his compensation internally and with the external market.

Annual Incentive Compensation Plan

Our annual incentive compensation plan (“AICP”) is designed to reward participants with a cash incentive for meeting or exceeding financial and other performance goals during a calendar year. At the beginning of each year, we establish a target AICP rate for each participant, which is equal to the percentage of the participant’s base salary that they will receive as a cash incentive award if the AICP goals are achieved at target. The actual incentive award received may be higher or lower, depending on our financial performance against pre-established performance metrics, which are described in more detail below. We also have the ability, in our discretion, to decrease (or completely eliminate) a participant’s AICP incentive award if they fail to meet their personal performance criteria reviewed during the Company’s employee performance review process. Only the Compensation Committee can approve payments of AICP incentive awards to the NEOs.

AICP Target Rates

After review and consideration of peer group data and discussion with AON, the Committee approves target AICP rates for each of our NEOs, expressed as a percentage of base salary. The 2021 target AICP rates for each NEO were as follows:

2021 TARGET AICP RATE
Mr. Roehm	100%
Mr. Moerbeek	80%
Mr. Stoecker	80%
Mr. Hanson	80%
Mr. Hummer	75%
Mr. Melman	60%

Performance Metrics and Results for the 2021 AICP

Payouts for each of Messrs. Roehm, Moerbeek, Stoecker and Melman under our 2021 AICP were based 60% on our Adjusted EBITDA, 15% on our year-over-year growth in backlog, 15% on IEA’s Cash Generation, and 10% on our Total Recordable Incident Rate (“TRIR”). For each of Messrs. Hanson and Hummer, the payouts under our 2021 AICP were based 20% on our Adjusted EBITDA, 40% on each’s respective business unit Operating Income (Renewable Energy – Mr. Hanson, Specialty Civil – Mr. Hummer), 15% on each's respective business unit Year-over-year growth in backlog ("Growth in Backlog"), 15% on each's respective business unit Cash Generation ("Business Unit Cash Generation"), 5% on each’s respective business unit TRIR, and 5% on each’s respective business unit vehicle, equipment, environmental and property (“VEEP”) rate.

The Committee chose these goals because it believed these were important indicators of the Company’s financial performance, as well as its operational performance, both of which are important to the long-term sustainability and growth of the Company’s business. We defined Adjusted EBITDA, Operating Income, Growth in Backlog, Cash Generation and Business Unit Cash Generation under the AICP as follows:

•EBITDA means net income (loss), determined in accordance with GAAP, for the period presented, before depreciation and amortization, interest expense and provision (benefit) for income taxes. Adjusted EBITDA means EBITDA plus restructuring expenses, acquisition or disposition related expenses, non-cash stock compensation expense, and certain other non-cash charges, unusual, non-operating or non-recurring items and other items that we believe are not representative of our core business or future operating performance.
•Operating Income means earnings before interest and taxes.
•Growth in Backlog means new business generated during 2021 as measured by change in backlog between December 31, 2020 and December 31, 2021.
•Cash Generation means cash flow from operations less net capex investment, as measured by net cash investment (purchases less dispositions) and additions financed by notes payable and capital and operating leases, all of which are derived from our Statement of Cash Flows in our Annual Report on Form 10-K.
•Business Unit Cash Generation means change in work in process investment, measured as billings in excess (or overbillings) less contract assets (or underbillings and retainage receivable).

TRIR is the number of work-related injuries per 100 full-time worker equivalents, which is a standard metric of workplace safety in our industry and is calculated pursuant to regulations promulgated by the Occupational Safety and Health Administration. VEEP is the number of reportable incidents involving our equipment per 100 full-time worker equivalents, which we use to identify non-injury incidents involving our people and equipment. Each of TRIR and VEEP are calculated as follows:
•TRIR = # of recordable total injuries x 200,000/total hours worked

•VEEP = # VEEP incidents x 200,000/total hours worked

The performance metrics under the AICP may be achieved at a threshold, target or maximum level. The threshold, target and maximum goals were based on various outcomes considered by the Compensation Committee, with the target amounts reflecting the Company’s operating plan approved by the Board.

Because annual targets for performance goals are set at levels based on our Board-approved expected financial and operational performance for the year, the Committee believes that paying at 200% of a performance metric’s target for superior performance (set at 120% or greater of the applicable metric under the Board-approved operating plan) provides appropriate incentive to achieve outcomes clearly exceeding target expectations. However, by capping the potential payout at 200% for such superior performance, the Committee believes this reduces the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts, at the expense of the long-term performance of the Company.

The Committee further believes that threshold amounts, which are set at 80% or greater of the applicable metric under the Board-approved operating budget, represent sufficient performance to warrant incentive compensation, and that a potential payout equal to 50% of target is appropriate for such an achievement level. If the threshold level of performance for a particular goal is not achieved, the payout for that goal is zero. Actual AICP payouts are interpolated for performance between threshold and target or target and maximum.

The chart below details the goals necessary for Messrs. Roehm, Moerbeek, and Stoecker to achieve ACIP payout for 2021: performance.

	THRESHOLD	TARGET	MAXIMUM	ACTUAL
Corporate TRIR
10% of AICP Award	0.97	0.81	0.65	0.49
Growth in Backlog
15% of AICP Award	$1,368.0 million	$1,710.0 million	>$2,052.0 million	$2,311.0 million
Cash Generation
15% of AICP Award	$20.0 million	$25.0 million	>$30.0 million	$(10.8) million
Corporate Adjusted EBITDA
60% of AICP Award	$105.0 million	$131.2 million	$157.4 million	$135.1 million

Based on the results shown above, Messrs. Roehm, Moerbeek and Stoecker each earned an AICP payout for 2021 equal to 119% of target. At Mr. Roehm's recommendation, the Compensation Committee exercised its discretion and reduced the AICP incentive award for each of Messrs. Roehm, Moerbeek and Stoecker by 10 points due to an unacceptable safety occurrence, resulting in a final payout at 109%. Our commitment to safety is reflected in our core values and we take the safety of our employees seriously. Despite our safety protocols and policies, we did experience an unacceptable safety event in 2021 and, in addition to our internal post-event analysis and learning reviews, we felt it appropriate for our leaders to be held financially accountable for the event.

Since Mr. Melman’s employment was terminated in 2021, per the terms of his employment agreement, his AICP award was calculated at target at the time of his receipt of his severance payments.

The chart below details the goals necessary for Messrs. Hanson and Hummer to achieve AICP payout in 2021:

	THRESHOLD	TARGET	MAXIMUM	ACTUAL
Business Unit Operating Income 40% of AICP Award	Renewables ("RN") – $72.2 million	Renewables ("RN") – $90.3 million	Renewables ("RN")– $108.4 million	Renewables ("RN") – $105.2 million
	Civil ("CV") - $24.7 million	Civil ("CV") - $30.9 million	Civil ("CV") - $37.1 million	Civil ("CV") - $22.1 million
Corporate Adjusted EBITDA 20% of AICP Award	$105.0 million	$131.2 million	$157.4 million	$135.1 million
Growth in Backlog 15% of AICP Award	RN – $1,049.3 million	RN – $1,311.6 million	RN – $1,573.9 million	RN - $1,732.8 million
	CV - $319.0 million	CV - $398.7 million	CV - $478.4 million	CV - $578.2 million

Cash Generation 15% of AICP Award	RN – $(11.4) million	RN – $(9.5) million	RN – $(7.6) million	RN - $21.4 million
	CV - $(13.2) million	CV - $(11.1) million	CV - $(8.9) million	CV - $(19.7) million
Business Unit TRIR 5% of AICP Award	0.97	0.81	0.65	0.49
Business Unit VEEP 5% of AICP Award	14.66	12.22	9.78	22.62

Based on the results shown above, Mr. Hanson earned an AICP payout for 2021 equal to 130% of target and Mr. Hummer earned a payout equal to 51% of target. At Mr. Roehm's recommendation, the Compensation Committee exercised its discretion and reduced the AICP incentive award for each of Messrs. Hanson and Hummer by 10 points due to the occurrence of the safety event discussed above, resulting in final payouts to Messrs. Hanson and Hummer of 120% and 41%, respectively.

Long-Term Incentive Plan

Our long-term incentive plan ("LTIP") is designed to reward our executives, including NEOs, for increasing stockholder value. It is also intended to be used as an attraction and retention tool in recruiting and promoting executive talent. Awards under the plan are granted pursuant to the stockholder approved Amended and Restated Infrastructure and Energy Alternatives, Inc. 2018 Equity Incentive Plan (“2018 Equity Incentive Plan”).

The Compensation Committee made annual LTIP grants to the NEOs in March 2021 after the release of 2020 year-end financial results, at which time it determined that LTIP awards would include PSUs for the first time. It granted a mix of PSUs and RSUs to each of the NEOs, with PSUs and RSUs accounting for 60% and 40%, respectively, of the target LTIP award value for each NEO. The Committee believes this mix is appropriate to emphasize its goals of encouraging stock ownership in the Company, retaining NEOs, focusing NEOs on long-term growth in stockholder value, and setting compensation that is reflective of market practice.

Determining LTIP Award Values

In March 2021, the Compensation Committee established the target LTIP grant value for each NEO. The Compensation Committee established the LTIP grant value as a percentage of each NEO’s salary, based on the following factors: level of responsibility, individual performance, Proxy Peer Group, and the number of shares available under the 2018 Equity Incentive Plan. The LTIP rate and target grant value that the Compensation Committee established for each of the NEOs in March 2021 was as follows:

	2021 LTIP RATE (as % of Base Salary)	2021 LTIP TARGET GRANT VALUE
Mr. Roehm	200%	$ 1,420,000
Mr. Moerbeek	125%	$ 579,375
Mr. Stoecker	125%	$ 668,750
Mr. Hanson	60%	$ 216,000
Mr. Hummer	60%	$ 210,000
Mr. Melman	100%	$ 385,000

Summary of Terms of PSUs and RSUs

The general terms for the PSUs and RSUs awarded to the NEOs in 2021 are listed below:

	PSUs	RSUs
Performance Metric	Return on Invested Capital (average return % over each of the three years of the performance period)	None
Performance Period	Three years (2021-2023)	None

Vesting Period	Earned awards, if any, vest in full on third anniversary of the grant date	Award vests ratably, with 1/3 of the award vesting on each anniversary of the grant date
Forfeiture/Settlement	Earned only upon achievement of at least threshold performance level, and paid out in Common Stock upon vesting	Forfeitable until vesting dates, at which time they are settled in Common Stock

Performance Share Unit Performance Metric – Return on Invested Capital

For PSUs, the Compensation Committee determined the achievement of the PSUs would be determined by the Company’s achievement of certain Return on Invested Capital (“ROIC”) targets. The Committee believed ROIC was the appropriate metric for measurement of the Company’s operational performance and efficiency over the performance period. Performance will be measured by calculating the average ROIC over each of the three years in the performance period. The Committee set target ROIC for the performance period at 13.5%.

The chart below shows the level of ROIC performance that is necessary for the NEOs to earn the PSUs tied to such metric:

ACTUAL PERFORMANCE AS % OF TARGET	% OF PSUs EARNED
110% (ROIC = 14.9%)	200% (Maximum)
100% (ROIC = 13.5%)	100% (Target)
90% (ROIC = 12.2%)	50% (Threshold)
< 90%	0

Perquisites

We offer our NEOs various perquisites that the Committee believes, based on its annual compensation review, are reasonable to remain competitive. These perquisites constitute a small percentage of total compensation. For more information on these perquisites and to whom they are provided, see footnote 3 to the Summary Compensation Table. In addition to the items reported in the Summary Compensation Table, NEOs, as well as other Company employees, may be provided access to seats at local sporting venues for personal use when not occupied for business purposes, in each case at no incremental cost to the Company.

Retirement and Deferred Compensation Benefits

Tax-qualified Defined Contribution Plan

We maintain a tax-qualified defined contribution plan in the form of a traditional 401(k) plan with a Roth 401(k) option, either of which is available to a majority of the Company’s employees, including the NEOs. The Company matches dollar-for- dollar the first 3% of compensation an employee places into these plans and matches one-half of the next 2% contributed by the employee to the plan, up to federal limits. Any annual Company matches are reported under the “All Other Compensation” column, and related footnote 3 of the Summary Compensation Table.

Deferred Compensation Benefits

We maintain a non-qualified deferred compensation plan that allows eligible highly-compensated employees, including the NEOs, to voluntarily elect to defer receipt of all or a part of their cash compensation (base salary and AICP payouts). Participants may elect to invest amounts deferred under this program into one or more investment funds available under the plan from time to time. We do not guarantee earnings on any investments or otherwise pay any above market earnings on participants’ accounts. The deferred compensation plan is unfunded and subject to forfeiture in the event of bankruptcy.

We make the non-qualified deferred compensation plan available to our highly-compensated employees as a means to attract, retain, and motivate employees by providing an additional method to save for retirement and a mechanism to defer taxation on a portion of compensation. Similar deferred benefits are commonly offered by companies with whom we compete for talent.

Employment Agreements and Severance and Change in Control Benefits

Each of our NEOs has executed an employment agreement with the Company. The employment agreements with Messrs. Roehm, Hanson and Hummer were entered into in connection with our initial public offering in 2018, and the employments with Messrs. Moerbeek and Stoecker were entered into in order to attract them to the Company and to reflect our then-existing practice of entering into employment agreements with executives.

Each of the employment agreements contains provisions relating to payments due to each in the event of termination without “cause” (as defined in the agreements), leaving employment for “good reason” (also as defined in the agreements), or in the event of termination following a change in control event. These benefits will be provided in exchange for each NEO’s execution of a release, non-compete, and non-solicitation agreement with the Company upon non-cause based terminations. The Company believes these provisions are necessary to attract and retain quality executives who will make decisions on behalf of the Company that are in the best interests of shareholders, even if such decisions may not be in the executive's personal interest.

During 2021, Mr. Melman’s employment was terminated without “cause” (as defined in his agreement). Information about the benefits he received in connection with his separation can be found below under the section heading “Separations During 2021".

Key Terms of Mr. Roehm’s Employment Agreement

The Board negotiated and executed an employment agreement with Mr. Roehm in connection with the Company’s initial public offering in 2018. Following its initial three-year term, his employment agreement automatically renews on an annual basis thereafter unless either the Board or Mr. Roehm chooses not to renew it. Mr. Roehm’s agreement provides him with an annual base salary, certain reasonable and customary perquisites, and opportunities for annual cash and long-term equity incentive awards – all of which are reviewed and established annually by the Compensation Committee of the Board. Details regarding the Compensation Committee’s 2021 executive compensation to Mr. Roehm are described in the Executive Compensation Tables.

Mr. Roehm’s agreement also provides for payments and other benefits if his employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believes these terms were – and continue to be - consistent with industry practice. Details of the provisions that provide for payments to him in the event of the termination of his employment or in the event of a termination of his employment in connection with a change-in-control are as follows:

•Voluntary resignation or termination for cause or without good reason - In the event that Mr. Roehm voluntarily resigns his employment or Mr. Roehm’s employment is terminated for “cause” (defined below), or he terminates employment without “good reason” (defined below), we will pay the compensation and benefits otherwise payable to him through the termination date of his employment. However, Mr. Roehm shall not be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

•Termination by reason of death or disability – If Mr. Roehm’s employment is terminated by reason of death or Disability (defined below), we are required to pay to him or his estate, as the case may be, the compensation and benefits otherwise payable to him through his date of termination. In addition, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to Mr. Roehm (or his estate). Additionally, any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee.

•Termination without cause or for good reason – In the event that we terminate Mr. Roehm’s employment without “cause,” or he terminates employment for “good reason,” we are required to pay to him one and one-half (1.5) times his then current Base Salary and one and one-half (1.5) times his Target Bonus Amount (defined below) in eighteen equal monthly installments during the eighteen month period immediately following such termination. Additionally, he is entitled to receive a pro-rata portion of his AICP bonus for the year in which he is terminated, assuming the applicable Company performance goals are satisfied. Payable monthly during such eighteen-month period, unless the period of coverage is required to be shorter pursuant to federal laws and regulations, the Company will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up Mr. Roehm for any amounts he would recognize as additional income tax attributable to the payment of the premium. In addition, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to Mr. Roehm; any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee.

•Termination without cause or for good reason in connection with a change-in-control – In the event that we terminate Mr. Roehm’s employment without “cause,” or he terminates employment for “good reason,” within twenty-four (24) months of a “change of control” (defined below) we are required to pay to him two (2) times his then current Base Salary and two (2) times his Target Bonus Amount, in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, he is entitled to receive a pro-rata portion of the Target Bonus Amount for the year in which he is terminated. Payable monthly for a period of twenty-four (24) months, unless the period of coverage is required to be shorter pursuant to federal laws and regulations, the Company will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up Mr. Roehm for any amounts he would recognize as additional income tax attributable to the payment of the premium (“Continuation of Coverage Benefit”). In the event the Company is unable to provide this Continuation of Coverage Benefit beyond an 18-month period, the Company is required to procure and pay for similar insurance coverage for Mr. Roehm and any of his qualifying dependents for the remainder of the 24-month period described above. The Company will additionally pay up to $50,000 for Mr. Roehm’s use of outplacement services. Further, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to Mr. Roehm; any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee.

The payments and benefits payable to Mr. Roehm in connection with a termination without cause or for good reason are contingent upon his execution of a negotiated general release of all claims within 60 days following his termination of employment. Mr. Roehm has also agreed not to compete with us during the term of his agreement and for a period of 12 months after termination for any reason.

For purposes of Mr. Roehm’s employment agreement, the following definitions apply:

• “Cause” means:
◦The substantial and repeated failure to perform duties as reasonably directed by the Board (not as a consequence of Disability) after written notice thereof and failure to cure within ten (10) days;
◦Misappropriation or fraud with regard to the Company or any of its affiliates or their respective assets;
◦The conviction of, or the pleading of guilty or nolo contender to, a felony, or to any other crime involving either fraud or breach of the executive’s duty of loyalty to the Company of any of its affiliates, or to any of its customers or suppliers that results in material injury to the Company or any of its affiliates;
◦Violation of the written policies of the Company or any of its affiliates, or other misconduct in connection with the performance of the executive’s duties that in either case results in material injury to the Company or any of its affiliates, after written notice thereof and failure to cure within ten (10) days;
◦The executive’s breach of any material provision of his employment agreement.

•“Good reason” means:
◦Any reduction in the executive’s Base Salary or Target Bonus percentage or any material diminution in Executive’s duties or authority;
◦Any relocation of executive’s principal place of employment to a location more than seventy-five (75) miles from the executive’s current principal place of employment;
◦Any material breach by the Company or any of its affiliates of any material obligation to the executive, after written notice thereof and failure to cure within thirty (30) days

•“Disability” means: Executive would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time-to-time or, in the event the Company does not maintain a long-term disability plan, the Executive’s inability to perform the executive’s duties and responsibilities hereunder due to physical or mental illness or incapacity that is expected to last for a consecutive period of ninety (90) days or for a period of one-hundred twenty (120) days in any three-hundred sixty-five (365) day period as determined by the board in good faith.

•“Target Bonus Amount” means: the greater of the target bonus for the year of termination, as set by the Compensation Committee, or the average of annual bonus payable in the three full calendar years prior to termination (or such shorter period if executive has not been employed for three full calendar years).

•“Change in control” means:
◦The acquisition by any Person or related group of Persons of beneficial ownership of 50% or more of either the then-outstanding shares of Common Stock, including Common Stock issuable upon the exercise of options, warrants of or similar rights to acquire Common Stock, or the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (but excluding any acquisition by the Company, its permitted transferees or any of their respective affiliates, or by any employee benefit plan sponsored or maintained by the Company or any of its affiliates);
◦a change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board;
◦the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company; and,
◦we consummate a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) our stockholders at the time of the Business Combination or Sale retain more than

50% of the total voting power of the entit(ies) surviving or resulting from such Business Combination or Sale, (B) no Person is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the entit(ies) surviving or resulting from such Business Combination or Sale and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the entit(ies) surviving or resulting from such Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

Terms of Messrs. Moerbeek’s and Stoecker’s Employment Agreements

The Board negotiated and executed employment agreements with each of Messrs. Moerbeek and Stoecker in 2020. Following initial three-year terms, their respective employment agreements automatically renew on an annual basis thereafter unless either the Board, Mr. Moerbeek or Mr. Stocker chooses not to renew it. Each agreement provides each executive with an annual base salary, certain reasonable and customary perquisites, and opportunities for annual cash and long-term equity incentive awards – all of which are reviewed and established annually by the Compensation Committee of the Board. Details regarding the Compensation Committee’s 2021 executive compensation to Messrs. Moerbeek and Stoecker are described in the Executive Compensation Tables.

Messrs. Moerbeek’s and Stocker’s agreements also provide for payments and other benefits if their respective employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believes these terms were – and continue to be - consistent with industry practice. Details of the provisions that provide for payments to either executive in the event of the termination of their respective employment or in the event of a termination of their respective employment in connection with a change-in-control are as follows:

•Voluntary resignation or termination for cause or without good reason - In the event that either Mr. Moerbeek or Mr. Stoecker voluntarily resign employment or either is terminated for “cause” (defined below), or either terminates his employment without “good reason” (defined below), we will pay the compensation and benefits otherwise payable to each through the termination date of each’s employment. However, neither executive shall be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

•Termination by reason of death or disability – If either Mr. Moerbeek’s or Mr. Stoecker’s employment is terminated by reason of death or Disability (defined below), we are required to pay to each or each’s estate, as the case may be, the compensation and benefits otherwise payable to each through each’s date of termination. In addition, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to each executive (or his estate). Additionally, any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee.

•Termination without cause or for good reason – In the event that we terminate either Mr. Moerbeek’s or Mr. Stoecker’s employment without “cause,” or either executive terminates employment for “good reason,” we are required to pay to each his then current Base Salary and his Target Bonus Amount (defined below) in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, each is entitled to receive a pro-rata portion of his AICP bonus for the year in which he is terminated, assuming the applicable goals are satisfied. In addition, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to each executive; any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee. Also payable monthly to each during such twelve-month period, unless the period of coverage is required to be shorter pursuant to federal laws and regulations, the Company will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up each executive for any amounts he would recognize as additional income tax attributable to the payment of the premium. In the case of Mr. Moerbeek, the Company is additionally obligated to use its commercially reasonable efforts to extend company-sponsored insurance coverage to him through January 2026 so long as the Company does not incur any additional cost to do so and is permitted to do so by law.

•Termination without cause or for good reason in connection with a change-in-control – In the event that we terminate either Mr. Moerbeek’s or Mr. Stoecker’s employment without “cause,” or either terminates employment for “good reason,” within twenty-four (24) months of a “change of control” (defined below) we are required to pay to either executive two (2) times his then current Base Salary and two (2) times his Target Bonus Amount, in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, each is entitled to receive a pro-rata portion of the Target Bonus Amount for the year in which he is terminated. Payable to each monthly for a period of twenty-four (24) months, unless the period of coverage is required to be shorter pursuant to federal laws and regulations, the Company will provide an amount equal to the monthly premium for continued medical, dental and vision coverage, as well as an additional amount sufficient to gross-up either executive for any amounts he would recognize as additional income tax attributable to the payment of the premium (“Continuation of Coverage Benefit”). In the event the Company is unable to provide this Continuation of Coverage Benefit beyond an 18-month period, the Company is required to procure and pay for similar insurance coverage for each executive and any of his qualifying dependents for the remainder of the 24-month period described above. The Company will additionally pay up to $50,000 for each executive’s use of outplacement services. Further, all restricted or unvested grants and awards made subject to our LTIP shall become immediately vested to eache executive; any grant or award subject to performance conditions shall be deemed vested at the “target” performance level previously set by the Compensation Committee.

The payments and benefits payable to either Mr. Moerbeek or Mr. Stoecker in connection with a termination without cause or for good reason are contingent upon each’s execution of a negotiated general release of all claims within 60 days following each’s termination of employment. Each executive has also agreed not to compete with us during the term of his agreement and for a period of 12 months after termination for any reason.

For purposes of Messrs. Moerbeek’s and Stoecker’s employment agreements, the definitions of “Cause,” “Good Reason,” “Disability,” “Target Bonus Amount,” and “Change in Control” are the same as those applicable to Mr. Roehm’s employment agreement.

Terms of Messrs. Hanson’s and Hummer’s Employment Agreements

The Board negotiated and executed employment agreements with each of Messrs. Hanson and Hummer in connection with the Company’s initial public offering in 2018. Following initial three-year terms, their respective employment agreements automatically renew on an annual basis thereafter unless either the Board, Mr. Hanson or Mr. Hummer chooses not to renew it. Each agreement provides each executive with an annual base salary, certain reasonable and customary perquisites, and opportunities for annual cash and long-term equity incentive awards – all of which are reviewed and established annually by the Compensation Committee of the Board. Details regarding the Compensation Committee’s 2021 executive compensation to Messrs. Hanson and Hummer are described in the Executive Compensation Tables.

Messrs. Hanson’s and Hummer’s agreements also provide for payments and other benefits if their respective employment terminates based upon certain qualifying events, such as termination “without cause” or leaving employment for “good reason.” The Board believes these terms were – and continue to be - consistent with industry practice. Details of the provisions that provide for payments to either executive in the event of the termination of their respective employment are as follows:

•Voluntary resignation or termination for cause or without good reason - In the event that either Mr. Hanson or Mr. Hummer voluntarily resign employment or either is terminated for “cause” (defined below), or either terminates his employment without “good reason” (defined below), we will pay the compensation and benefits otherwise payable to each through the termination date of each’s employment. However, neither executive shall be entitled to any bonus payment for the fiscal year in which he is terminated for cause.

•Termination by reason of death or disability – If either Mr. Hanson’s or Mr. Hummer’s employment is terminated by reason of death or Disability (defined below), we are required to pay to each or each’s estate, as the case may be, the compensation and benefits otherwise payable to each through each’s date of termination.

•Termination without cause or for good reason – In the event that we terminate Mr. Hanson’s or Mr. Hummer’s employment without “cause,” or either executive terminates employment for “good reason,” we are required to pay to each his then current Base Salary in twelve equal monthly installments during the twelve month period immediately following such termination. Additionally, each is entitled to receive a pro-rata portion of his AICP bonus for the year in which he is terminated, assuming the applicable goals are satisfied.

The payments and benefits payable to either Mr. Hanson or Mr. Hummer in connection with a termination without cause or for good reason are contingent upon each’s execution of a negotiated general release of all claims within 60 days following each’s termination of employment. Each executive has also agreed not to compete with us during the term of his agreement and for a period of 18 months after termination for any reason.

For purposes of Messrs. Hanson’s and Mr. Hummer’s employment agreements, the definitions of “Cause,” “Good Reason,” and “Disability” are the same as those applicable to Mr. Roehm’s employment agreement.

Change in Control Benefits Under our LTI Plan

In addition to the above-described benefits under NEO employment agreements, the NEOs may also receive accelerated vesting under our LTI Plan if, within twelve (12) months following a Change in Control in which a NEO’s awards are assumed, continued, or substituted for by the successor entity, the NEO’s employment or service is terminated without Cause, then all of the NEO’s outstanding awards shall become fully vested and exercisable immediately prior to such termination, with any performance-based awards for which the performance period has not yet concluded deemed earned at target and prorated for the number of days elapsed from the grant date of such award through the date of termination.

In addition, the Compensation Committee of the Board has the discretion in connection with a Change in Control event, to cancel any outstanding awards under the Plan and pay to the NEOs, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of Common Stock received or to be received by other stockholders of the Company in the Change in Control event.

“Cause” under our LTI Plan means: (i) the meaning given such term in any employment, consulting, change-in-control, severance or any other agreement between the NEO and the Company or an affiliate in effect at the time of such termination or (ii) if “cause” is not defined or, in the absence of, any such employment, consulting, change-in-control, severance or any other agreement, means the NEO’s (A) willful misconduct or gross neglect of the NEO’s duties; (B) having engaged in conduct harmful (whether financially, reputationally or otherwise) to the Company or an affiliate; (C) failure or refusal to perform the NEO’s duties; (D) conviction of, or guilty or no contest plea to, a felony or any crime involving dishonesty or moral turpitude; (E) willful violation of the written policies of the Company or an affiliate; (F) misappropriation or misuse of Company or affiliate funds or property or other act of personal dishonesty in connection with the NEO’s employment; or (G) willful breach of fiduciary duty.

“Change in Control” under our LTI Plan means:
•The acquisition by any Person or related group of Persons of beneficial ownership of 50% or more of either the then-outstanding shares of Common Stock, including Common Stock issuable upon the exercise of options, warrants of or similar rights to acquire Common Stock, or the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (but excluding any acquisition by the Company, its permitted transferees or any of their respective affiliates, or by any employee benefit plan sponsored or maintained by the Company or any of its affiliates);
•A change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board;
•The approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; or
•We consummate a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) our stockholders at the time of the Business Combination or Sale retain more than 50% of the total voting power of the entit(ies) surviving or resulting from such Business Combination or Sale, (B) no Person is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the entit(ies) surviving or resulting from such Business Combination or Sale and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the entit(ies) surviving or resulting from such Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

Separations During 2021

Mr. Melman’s employment with the Company ended on June 22, 2021 and was treated as a termination without cause under his employment agreement. Pursuant to the terms of his agreement, Mr. Melman was provided with severance payments equal to 100% of his Base Salary and Target Bonus Amount (totaling $770,000) to be paid during the 12-month period following his departure from the Company, his annual cash incentive award for 2021 (which equaled $180,000), and reimbursement for welfare benefits continuation for 12 months (totaling approximately $10,728). Additionally, all unvested grants and awards made subject to our LTIP became immediately vested to him, with any outstanding performance-based restricted stock awards vesting at the target performance levels previously set by the Compensation Committee (the total of which equaled approximately 118,979 shares of or Common Stock, prior to any withholdings). Such benefits are contingent on Mr. Melman continuing to comply with the terms of his severance agreement. Mr. Melman executed a general release of claims in exchange for the above described benefits.

Clawback Provisions

The 2018 Equity Incentive Plan and our forms of equity award agreements contain clawback provisions that permit us to recover any award where: the employee engaged in activity that is in conflict with or adverse to our interests, including fraud or conduct contributing to any financial restatements or irregularities; the employee violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with us; or the employee’s employment or service is terminated for cause. In addition, we can recover equity awards made to an employee in cases where the employee receives any amount in excess of what the employee should have received under the terms of the applicable award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the

Compensation Committee. Finally, awards are expressly subject to clawback, forfeiture or similar requirements to the extent required by applicable law, Nasdaq rules, or any written policy that we might adopt.

Executive Stock Ownership Guidelines

Our stock ownership guidelines encourage our executive officers to maintain a certain equity stake in the Company, which aligns their interests with those of other stockholders. Our current stock ownership guidelines provide that each covered executive is required to hold 50% of the net number of Company shares received through the Company’s incentive compensation plans, meaning the total number of shares received less the number of shares that would need to be sold, withheld, or tendered to pay withholding taxes and, if applicable, the exercise price of stock options (the “Executive Holding Requirement”) until the executive achieves the target ownership levels set for their position. Once a Company executive has achieved his/her stated target ownership level, they are no longer required to adhere to the Executive Holding Requirement, unless and until their ownership level falls below the target. The target ownership levels are as follows:

CEO	Five (5) times base salary
Executive Vice Presidents	Three (3) times base salary

For purposes of calculating target ownership levels, the following types of Company shares are counted: stock owned by the executive (including through retirement plans, trusts or in combination ownership with members of their immediate family residing in the same household); vested and unvested restricted stock and RSUs; and PSUs deemed earned, but not yet vested. Company executives are required to comply with the guidelines and the Executive Holding Requirement immediately upon hire or promotion and the Compensation Committee reviews compliance with the guidelines on a periodic basis. As of December 31, 2021, all our NEOs were in compliance with the guidelines, either because each NEO had met his target ownership level or because they were adhering to the Executive Holding Requirement.

Insider Trading Policy - Anti-Hedging and Anti-Pledging Rules

We maintain an Insider Trading Policy that applies to all our employees, including our NEOs, and directors, which generally prohibits them from trading in our securities at times when they have material, non-public information about our Company’s affairs. Our Insider Trading Policy also includes anti-pledging and anti-hedging rules, which prohibits officers, including our NEOs, other employees, and directors from engaging in, directly or indirectly:

•selling short our Common Stock in a transaction prohibited by Section 16(c) of the Exchange Act;
•pledging of Company securities and/or holding Company securities in margin accounts; and
•transactions in derivative securities (including put and call options), zero-cost collars, equity swaps, exchange funds and forward sale contracts, or any other hedging and/or offsetting transactions regarding our Common Stock that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Compensation Risk Assessment

The Board of Directors has concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company for the following reasons:

•the performance metrics for determining short-term incentive awards are based on publicly reported metrics and, therefore, are not easily susceptible to manipulation;
•the maximum payouts for short-term incentive awards are capped, thereby reducing the risk that executives might be motivated to pursue excessively high short-term goals to maximize short-term payouts;
•the maximum number of long-term incentive awards that are performance-based are also capped, thereby reducing the risk that executives may be motivated to pursue excessively high performance targets (at the expense of long-term strategic growth) to maximize the number of performance-based awards received; and
•the Company’s stock ownership guidelines incentivize our executives to focus on the Company’s long-term, sustainable growth.

Executive Compensation Tables

In this section, we provide tabular and narrative information regarding the compensation of our NEOs for the fiscal year ended December 31, 2021.

Summary Compensation Table for the Year Ended December 31, 2021

The following table summarizes the compensation of the NEOs for the year ended December 31, 2021 and for the years ended December 31, 2020 and 2019. For Messrs. Hanson, Hummer and Melman, none of them were NEOs in 2020, so the reported compensation for each is only for 2021.

NAME AND PRINCIPAL POSITION	YEAR	SALARY	BONUS (1)	STOCK AWARDS (2)	NON-EQUITY INCENTIVE PLAN COMPENSATION (3)	ALL OTHER COMPENSATION (4)	TOTAL
John Paul Roehm President, Chief Executive Officer, Director	2021	$710,000	$—	$1,123,334	$773,900	$11,600	$2,618,834
	2020	$650,000	$—	$775,831	$1,086,305	$28,491	$2,540,627
	2019	$550,000	$—	$800,785	$553,997	$31,002	$1,935,784
Peter Moerbeek Executive Vice President, Chief Financial Officer	2021	$463,500	$—	$458,326	$404,172	$11,600	$1,337,598
	2020	$393,750	$—	$708,913	$458,652	$19,158	$1,580,473
Michael Stoecker Executive Vice President, Chief Operating Officer	2021	$535,000	$—	$529,030	$466,520	$23,600	$1,554,150
	2020	$450,000	$—	$228,273	$601,646	$38,926	$1,318,845
Christopher Hanson Executive Vice President, Renewable Energy	2021	$370,800	$150,000	$614,258	$355,968	$7,994	$1,499,020
Brian Hummer Executive Vice President, Specialty Civil Operations	2021	$360,500	$67,500	$597,173	$110,854	$23,400	$1,159,427
Gil Melman Former Executive Vice President, General Counsel	2021	$182,135	$—	$304,567	$180,000	$781,600	$1,448,302

(1)	Amounts represent bonuses provided to each of Messrs. Hanson and Hummer in connection with the Company's business unit discretionary performance bonus and retention plan, whereby certain executives in each of the Company's business units were awarded bonuses to reflect the 2020 performance of the business units and to encourage long term retention of those executives.
(2)
Amounts represent the aggregate grant date fair value of grants of RSUs and PSUs made to each NEO during 2021 under the Company’s 2021 LTI Plan, as computed in accordance with FASB ASC Topic 718, which (1) excludes the effect of estimated forfeitures and (2) assumes that the PSUs are earned at Target. The amounts included for the PSU awards at the “Target” performance levels are as follows: Mr. Roehm – $674,000 ; Mr. Moerbeek – $275,000; Mr. Stoecker – $317,421 ; Mr. Hanson – $102,526 ; Mr. Hummer - $99,672 ; and Mr. Melman – $182,738 . If the Company achieves “Maximum” performance levels for the PSU performance metric, then the value of the PSUs would be as follows: Mr. Roehm – $1,348,000 ; Mr. Moerbeek – $550,000; Mr. Stoecker – $634,842 ; Mr. Hanson – $205,052 ; and, Mr. Hummer $199,344. Mr. Melman’s PSU awards vested to him at “target” performance levels in connection with his termination and severance. Further information regarding the valuation of equity awards can be found in Note 10. Stock-Based Compensation to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)	Represents amounts paid pursuant to our AICP.
(4)	Amounts in this column consist of the following additional compensation:

NAME	COMPANY CONTRIBUTIONS TO DEFINED CONTRIBUTION PLANS (a)	SEVERANCE (b)	TOTAL ALL OTHER COMPENSATION (c)
John Paul Roehm	$11,600	$—	$11,600
Peter Moerbeek	$11,600	$—	$11,600
Michael Stoecker	$11,600	$—	$23,600
Christopher Hanson	$7,994	$—	$7,994
Brian Hummer	$11,400	$—	$23,400
Gil Melman	$11,600	$770,000	$781,600

(a)	Consists of the Company's safe harbor match on each NEO's 401(k) contributions.
(b)	Value of severance payments paid to Mr. Melman pursuant to terms of his employment agreement.
(c)	For Messrs. Stoecker and Hummer, includes an annual $12,000 stipend for use in the purchase or lease of a vehicle for use in connection with their employment.

Grants of Plan-Based Awards for the Year Ended December 31, 2021

The following table summarizes the awards we made under our AICP and LTIP to our NEOs in 2021.

NAME	GRANT DATE (1)	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS (2)			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (3) (#)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS (4) ($)
		THRESHOLD ($) (50%)	TARGET ($) (100%)	MAXIMUM ($) (200%)	THRESHOLD (#) (50%)	TARGET (#) (100%)	MAXIMUM (#) (200%)
John Paul Roehm	5/13/2021				28,107	56,214	112,428	37,476	$1,123,334
	5/4/2021	$355,000	$710,000	$1,420,000
Peter Moerbeek	5/13/2021				11,468	22,936	45,872	15,290	$458,326
	5/4/2021	$185,400	$370,800	$741,600
Michael Stoecker	5/13/2021				13,237	26,474	52,948	17,649	$529,030
	5/4/2021	$214,000	$428,000	$856,000
Christopher Hanson	5/13/2021				4,276	8,551	17,102	5,701	$170,880
	6/24/2021							34,967	$443,378
	5/4/2021	$148,320	$296,640	$593,280
Brian Hummer	5/13/2021				4,157	8,313	16,626	5,542	$166,120
	6/24/2021							33,995	$431,053
	5/4/2021	$135,188	$270,375	$540,750
Gil Melman	5/13/2021				7,621	15,241	30,482	10,161	$304,567
	5/4/2021	$115,500	$231,000	$462,000

(1)	These columns show the range of cash payouts under our 2021 AICP as described in the section titled “Annual Incentive Compensation Plan” in the Discussion of Executive Compensation.
(2)	Represents the potential payout range of PSUs granted in 2021 pursuant to the 2018 Equity Incentive Plan.
(3)	Represents the number of RSUs granted in 2021 pursuant to the 2018 Equity Incentive Plan. Additionally, for each of Messrs. Hanson and Hummer, represents retention grants for 2020 business unit performance.
(4)	The amounts shown in this column represent the grant date fair market value of the PSUs and RSUs, as determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amount reported for the PSUs represents the grant date fair value assuming the target performance goals were met.

Outstanding Equity Awards at Fiscal Year-End December 31, 2021

The following table summarizes all equity awards that were granted in 2021 and prior years that remain outstanding as of December 31, 2021. Mr. Melman did not have any equity awards outstanding as of December 31, 2021.

NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT YET VESTED (#) (1)	MARKET VALUE OF SHARES OF STOCK THAT HAVE NOT VESTED ($) (2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#) (3)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT YET VESTED ($) (2)
John Paul Roehm	9/14/2018	69,018	23,006	10.37	9/14/2028	12,065	$110,998	—	—
	9/14/2018	92,024	—	10.37	9/14/2028	—	—	—	—
	6/3/2019	—	—	—	—	41,904	$385,517	—	—
	6/3/2019	—	—	—	—	53,429	$491,547	—	—
	3/26/2020	—	—	—	—	110,053	$1,012,488	—	—
	3/26/2020	—	—	—	—	189,180	$1,740,456	—	—
	5/13/2021	—	—	—	—	37,476	$344,779	—	—
	5/13/2021	—	—	—	—	—	—	56,214	$517,169
Peter Moerbeek	3/26/2020	—	—	—	—	81,857	$753,084	—	—
	3/26/2020	—	—	—	—	47,619	$438,095	—	—
	5/13/2021	—	—	—	—	15,290	$140,668	—	—
	5/13/2021	—	—	—	—	—	—	22,936	$211,011
Michael Stoecker	6/3/2019	—	—	—	—	37,053	$340,888	—	—
	3/26/2020	—	—	—	—	32,381	$297,905	—	—
	3/26/2020	—	—	—	—	55,663	$512,100	—	—
	5/13/2021	—	—	—	—	17,649	$162,371	—	—
	5/13/2021	—	—	—	—	—	—	26,474	$243,561
Christopher Hanson	9/14/2018	24,363	8,119	10.37	9/14/2028	4258	$39,174	—	—
	9/14/2018	32,482	—	10.37	9/14/2028	—	—	—	—
	6/3/2019	—	—	—	—	15,000	$138,000	—	—
	6/3/2019	—	—	—	—	19,125	$175,950	—	—
	5/13/2021	—	—	—	—	5,701	$52,449	—	—
	5/13/2021	—	—	—	—	—	—	8,551	$78,669
	6/24/2021	—	—	—	—	34,967	$321,696	—	—
Brian Hummer	9/14/2018	21,825	7,275	10.37	9/14/2028	3816	$35,107	—	—
	9/14/2018	29,100	—	10.37	9/14/2028	—	—	—	—
	6/3/2019	—	—	—	—	13,928	$128,138	—	—
	6/3/2019	—	—	—	—	17,759	$163,383	—	—
	5/13/2021	—	—	—	—	5,542	$50,986	—	—
	5/13/2021	—	—	—	—	—	—	8,313	$76,480
	6/24/2021	—	—	—	—	33,995	$312,754	—	—

(1)	This column includes all outstanding RSUs, and in the case of awards granted in 2019 and 2020, a portion of the unvested awards were PSUs that have been earned but have not yet vested. The vesting dates of these RSU and PSU awards are as follows:

NAME	VESTING DATE	NUMBER OF UNITS
John Paul Roehm	3/26/2022	174,174
	6/03/2022	95,333
	3/26/2023	162,108
	3/26/2024	68,706
Peter Moerbeek	3/26/2022	69,836
	3/26/2023	69,834
	3/26/2024	28,032
Michael Stoecker	3/26/2022	49,904
	6/03/2022	37,053
	3/26/2023	49,906
	3/26/2024	32,357
Christopher Hanson	3/26/2022	7,108
	6/03/2022	34,125
	3/26/2023	2,850
	3/26/2024	8,552
	3/26/2025	34,967
Brian Hummer	3/26/2022	6,587
	6/03/2022	31,687
	3/26/2023	2,771
	3/26/2024	8,313
	3/26/2025	33,995

(2)	Market value is equal to the closing price of our Common Stock on December 30, 2021 (the last trading day of the year) as reported on the Nasdaq ($9.20 per share), times the number of unvested shares.
(3)	The number of PSUs shown in this column reflects the threshhold performance level for the 2021 awards in accordance with SEC regulations requiring that the number of PSUs shown be based on achieving threshold performance goals or, if the previous fiscal year’s performance has exceeded the threshold, the next higher performance measure (target or maximum) that exceeds the previous fiscal year’s performance. The vesting date for these awards, if threshold performance (or higher) is achieved, is March 26, 2024.

Equity Compensation Plan Information

The following table summarizes information regarding our equity compensation plan as of December 31, 2021:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (1)	WEIGHTED AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (2)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (3)
Equity Compensation Plans Approved by Security Holders	2,228,222	$7.58	1,706,627
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	2,228,222	$7.58	1,706,627

(1)	Consists of shares of Common Stock to be issued upon the exercise of outstanding options, and the settlement of unvested RSUs and PSUs (assuming target payout for any PSUs for which the performance period was not yet complete as of December 31, 2021), granted under the 2018 Equity Incentive Plan.
(2)	Consists of the weighted average exercise price of outstanding options and grant date fair value price for RSUs and PSUs.
(3)	Consists of shares of Common Stock available for future issuance pursuant to the 2018 Equity Incentive Plan.

Proposal 2 – Advisory Vote on the Compensation of Our Named Executive Officers

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation paid to our Named Executive Officers, as reported in this Proxy Statement.

The vote on this resolution is intended to address the Company’s overall compensation of our Named Executive Officers and our compensation philosophy and practices, as described in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, is advisory, which means that the vote on executive compensation is not binding on the Company, the Board, or the Compensation Committee of the Board of Directors. Nonetheless, the Board of Directors takes this vote and the opinions of our stockholders seriously, and the Compensation Committee will consider the outcome of this vote in making future compensation decisions with respect to our Named Executive Officers. In that regard, the Board and our Compensation Committee carefully considered the results of last year’s say-on-pay vote, in which over 85% of stockholders voted in favor of our say-on-pay proposal, and took such results into account by continuing to emphasize the core principles of our compensation philosophy and best practices of our compensation programs.

The Board believes that the Compensation Committee is in the best position to consider the extensive information and factors necessary to make independent, objective, and competitive compensation recommendations and decisions that are in the best interests of IEA and its stockholders.

The approval or disapproval by stockholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decisions on the compensation and benefits of our NEOs and on whether, and if so, how, to address stockholder disapproval remain with the Board and the Compensation Committee.
We are asking our stockholders to indicate their support for the compensation of our Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders of Infrastructure and Energy Alternatives, Inc. approve, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for our 2022 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation tables and narrative discussion contained in this Proxy Statement.”

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the approval of compensation of our named executive officers, as disclosed in this Proxy Statement.

Proposal 3 –Amendment of Section 9.15 of our Amended and Restated By Laws to Remove Heightened Voting Standards

After careful consideration, and upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board approved and recommends that stockholders approve the amendment to Section 9.15 of the Company’s By Laws to remove the heightened voting standards prescribed thereby (the “Heightened Voting Standards Amendment”).

Summary of the Proposed Amendments

Currently, Section 9.15 of the By Laws requires the affirmative vote at least a majority of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors to amend the By Laws as a general matter and the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors to amend Section 2.5(d) of the By Laws (which relates to the voting standard for the election of directors) or Section 9.15 of the By Laws (which relates to the standards for amending the By Laws), provided however, that so long as the Investor Rights Agreement is in effect with respect to M III Sponsor LLC and M III I LP, at least 80% of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors is required to amend Section 2.5(d) or Section 9.15 (the “Heightened Voting Standards”). The Heightened Voting Standards Amendment would eliminate the Heightened Voting Standards and replace the 80% stockholder vote required to amend Section 2.5(d) or Section 9.15 while the Investor Rights Agreement is in effect with respect to M III Sponsor LLC and M III I LP with a majority voting standard.

Reasons for the Proposed Amendments

The Board recognizes that heightened voting standards can promote stability by restricting certain fundamental corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders. However, the Board also recognizes that many stockholders believe that heightened voting standards conflict with principles of good corporate governance. For example, heightened voting standards may limit a board’s accountability to stockholders or limit stockholders’ participation in a company’s corporate governance. Ultimately, the Board concluded that removing these provisions would strengthen the Company’s commitment to corporate governance by enhancing stockholder participation rights.

Additional Information

The general description of the proposed Heightened Voting Standards Amendment set forth above is qualified in its entirety by reference to the text of the By Laws Amendments set forth in Appendix A, specifically Section 9.15 thereof (with additions indicated by double underlining and deletions indicated by strike-outs).

If the Heightened Voting Standards Amendment is approved by at least 80% of the voting power of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, the approved amendment will become effective immediately. If the Heightened Voting Standards Amendment is not approved but the By Laws Supermajority Amendments described in Proposal 4 below are approved, the amended By Laws will not include the changes to Section 9.15 in the By Laws Amendments set forth in Appendix A.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the amendment of Section 9.15 of the By Laws to remove these heightened voting standards.

Proposal 4 – Amendment of our Amended and Restated Certificate of Incorporation and Article VIII of our Amended and Restated By Laws to Remove Supermajority Voting Standards

After careful consideration, and upon the recommendation of the Company’s Nominating and Corporate Governance Committee, the Board approved and recommends that stockholders approve amendments to the Company’s Charter (the “Charter Supermajority Amendments”) and By Laws (the “By Laws Supermajority Amendments”, and together with the Charter Supermajority Amendments, the “Supermajority Amendments”) to eliminate all supermajority majority voting standards prescribed in the Charter and Article VIII of the By Laws.

Summary of the Proposed Amendments

Amendments to the Charter

Currently, the Charter provides that certain amendments to the Charter require the affirmative vote of at least two-thirds of the voting power of the stock of the Company entitled to vote thereon, voting together as a single class (the “Charter Supermajority Voting Standards”). Specifically, Article XI of the Charter provides that the Charter Supermajority Voting Standards are required to amend the provisions:
•providing for the number, election and term of the directors of the Board, as described in Section 5.2 of the Charter;
•relating to amendments to the By Laws, as described in Article VI of the Charter;
•relating to the manner in which special meetings of stockholders of the Company are called and the prohibition on stockholders taking action by written consent, as described in Sections 7.1 and 7.3 of the Charter;
•relating to liability and indemnification of directors and certain other parties, as described under Article VIII of the Charter;
•relating to the limitations of the Company engaging in certain business combinations, as described in Article IX of the Charter;
•relating to the duties of certain parties when engaging in certain corporate opportunities, as described in Article X of the Charter; and
•relating to amendments of the Charter, as described in Article XI of the Charter.

The Charter Supermajority Amendments eliminate the Charter Supermajority Voting Standards. In addition, the Charter Supermajority Amendments eliminate the provision in Article VI of the Charter that expressly requires the affirmative vote of at least a majority of the voting power of all of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the stockholders to amend the By Laws.

The Charter Supermajority Amendments also include immaterial changes to (i) reflect that certain provisions of the Charter are subject to contractual limitations and obligations under the Stockholders’ Agreement and that certain other contractual limitations and obligations with respect to the Oaktree and its affiliates no longer exist, (ii) reflect that the Amended Charter will be our Third Amended and Restated Certificate of Incorporation, (iii) update certain defined terms and references in Article II, Section 5.2(c), Section 5.3, Section 8.2, Section 9.3(c)(iii), and Article XII, and (iv) remove references in Sections 9.1 and 9.2 to the past effective date of such sections.

Amendments to the By Laws

Currently, Section 8.8 of the By Laws provides that amendments or repeals of Article VIII, which relates to indemnification, require the affirmative vote of the stockholders holding at least 66.7% of the voting power of all outstanding shares of capital stock of the Company. The By Laws Supermajority Amendments remove this supermajority provision and replace it with a majority voting standard. The By Laws Supermajority Amendments also include immaterial changes to Article VIII to (i) reflect that certain contractual limitations and obligations with respect to Oaktree and its affiliates no longer exist and (ii) update certain defined terms and references.

Reasons for the Proposed Amendments

Similar to the Board’s view with respect to Proposal 3, “Amendment of Section 9.15 of the By Laws to Remove Heightened Voting Standards,” the Board recognizes that supermajority voting standards can promote stability by restricting certain fundamental corporate governance changes from being made unless those actions enjoy broad support among the Company’s stockholders. However, the Board also recognizes that many stockholders believe that supermajority voting provisions conflict with principles of good corporate governance. For example, supermajority voting standards may limit a board’s accountability to stockholders or limit stockholders’ participation in a company’s corporate governance. Ultimately, the Board concluded that removing these provisions would strengthen the Company’s commitment to corporate governance by enhancing stockholder participation rights.

As a part of the Company’s ongoing review of its corporate governance, the Board and the Company’s Nominating and Corporate Governance Committee determined that it is in the best interests of the Company and its stockholders to remove the Supermajority Voting Standards from the Company’s Charter and By Laws and provide for majority voting standards.

Additional Information

The general descriptions of the proposed Supermajority Amendments set forth above are qualified in their entirety by reference to the text of the Amended Charter as set forth in Appendix B and in the text of the By Laws Amendments as set forth in Appendix A, specifically Article VIII thereof (in each case, with additions indicated by double underlining and deletions indicated by strike-outs).

If the Supermajority Amendments are approved by at least 66.7% of the voting power of all outstanding shares of the capital stock of the Company, the Amended Charter will become effective upon its filing and acceptance with the Secretary of State of the State of Delaware, which is expected to occur promptly following the Annual Meeting, and the By Laws will be amended effective upon such stockholder approval at the Annual Meeting to include the By Laws Supermajority Amendments. If the Supermajority Charter Amendments are approved, the Amended Charter will also incorporate prior amendments to the Charter to increase the number of authorized shares of our Common Stock, which was approved by our stockholders and effective May 29, 2020, and to reflect a change of our registered agent.

If the stockholders do not approve the Supermajority Amendments, the Amended Charter will not be filed with the Secretary of State of the State of Delaware and the By Laws Supermajority Amendments will not become effective. If the Supermajority Amendments are not approved but the Heightened Voting Standards Amendment is approved, the amended By Laws will not include the changes to Article VIII in the By Laws Amendments set forth in Appendix A.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” the amendment of the Charter and Article VIII of the By Laws to eliminate these supermajority voting standards.

Proposal 5 – Ratification of Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm for the Company for the year ending December 31, 2022. Deloitte acted as our independent auditors for the year ended December 31, 2021. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire and are expected to be available to respond to appropriate questions. The Audit Committee is responsible for hiring, compensating and overseeing the independent registered public accounting firm, and reserves the right to exercise that responsibility at any time. If the appointment of Deloitte is not ratified by the stockholders, the Audit Committee is not obligated to appoint another registered public accounting firm, but the Audit Committee will give consideration to such unfavorable vote.

Board Recommendation

The Board of Directors UNANIMOUSLY recommends that you vote “FOR” ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022.

Principal Accounting Fees and Services

The fees billed by Deloitte for professional services provided to us for the years ended December 31, 2021 and December 31, 2020 were as follows:

FEE CATEGORY	2021	2020
	($ IN THOUSANDS)
Audit Fees (1)	$827,000	$901,139
Audit-Related Fees (2)	$350,000	$300,000
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$1,177,000	$1,201,139
(1)	Audit fees include (i) fees associated with the audits of the Company’s consolidated financial statements for the year ended December 31, 2021 and 2020, (ii) reviews of the Company’s interim quarterly consolidated financial statements, (iii) assurance and related services that are reasonably related to the performance of the audit or review of our financial statements; and (iv) review of our other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the year ended December 31, 2021 and 2020.
(2)	Audit-Related fees include certain expenses related to standalone financial statement requirements and other statutory requirements.

In 2021 and 2020, all Deloitte fees were pre-approved by the Audit Committee pursuant to the pre-approval policy described below. After consideration, the Audit Committee has concluded that the provision of non-audit services by Deloitte is compatible with maintaining the independence of Deloitte.

Pre-Approval Policy for Audit and Non-Audit Fees

The Audit Committee has sole authority and responsibility to select, evaluate and, if necessary, replace the independent auditor. The Audit Committee has sole authority to approve all audit engagement fees and terms, and the Committee, or a member of the Committee, must pre-approve any non- audit service provided to the Company by the Company’s independent auditor. The Audit Committee reviews the status of each engagement at its regularly scheduled meetings. In 2021 and 2020, the Committee pre-approved all services provided by the independent auditor. The independent auditor provides an engagement letter which is signed by the Chair of the Audit Committee, outlining the scope of the audit and related audit fees.

Audit Committee Report

As part of its ongoing activities, the Audit Committee has:

•Reviewed and discussed with management our audited consolidated financial statements for the year ended December 31, 2021;

•Discussed with Deloitte, our independent auditors for 2021, the matters required to be discussed by the Public Company Accounting Oversight Board and the SEC; and
•Received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors their independence.

On the basis of these reviews and discussions, the Audit Committee recommended that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

AUDIT COMMITTEE
Terry Montgomery, Chair
John Eber
Charles Garner
Laurene Mahon
Matthew Underwood

Beneficial Ownership Information

Beneficial Ownership of Common Stock

The following table sets forth certain information as of March 14, 2022 (unless otherwise specified), with respect to the beneficial ownership of our Common Stock by each person who is known to own beneficially more than 5% of the outstanding shares of Common Stock, each person currently serving as a director, each nominee for director, each Named Executive Officer (as defined in the Discussion of Executive Compensation), and all directors and executive officers as a group. Except as set forth below, the address for each beneficial owner is c/o Infrastructure and Energy Alternatives, Inc., 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278.

NAME AND ADDRESS OF BENEFICIAL OWNER	SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)	PERCENT OF CLASS (ROUNDED)
ASOF Holdings I, L.P., Ares Special Situations Fund IV, L.P. and Ares Management LLC (2)	15,281,410	32%

Directors and Named Executive Officers:
Theodore Bunting	—	*
Michael Della Rocca	10,476	*
John Eber	27,952	*
Charles Garner	138,883	*
Derek Glanvill	463,514	*
Scott Graves	—	*
Christopher Hanson (3)	188,645	*
Brian Hummer (4)	173,444	*
Laurene Mahon	8,260	*
Gil Melman (5)	—	*
Peter Moerbeek	126,360	*
Terence Montgomery	60,367	*
John Paul Roehm (6)	1,272,742	2.7%
Michael Stoecker	148,157	*

Matthew Underwood	—
All of our directors and executive officers as a group (16 persons)(7)	2,623,222	5.5%

*	Less than one percent
(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that a person or group has the right to acquire within 60 days of March 14, 2022 through the exercise or vesting of any option, warrant, unit, or other right are included in shares of Common Stock beneficially owned by the person or group holding such right and are deemed outstanding for purposes of computing the percentage ownership of such person or group. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)
 Based on a Schedule 13D/A filed jointly on October 5, 2021 by (i) Ares Special Situations Fund IV, L.P. (“ASSF IV”), (ii) ASSF Operating Manager IV, L.P. (“ASSF Operating Manager IV”), (iii) ASOF Holdings I, L.P. (“ASOF I”), (iv) ASOF Investment Management LLC (“ASOF Investment Management”), (v) Ares Management LLC, (vi) Ares Management Holdings L.P., (vii) Ares Holdco LLC, (viii) Ares Management Corporation, (ix) Ares Voting LLC, (x) Ares Management GP LLC and (xi) Ares Partners Holdco LLC (“Ares Partners”) (collectively, the “Reporting Persons”). ASSF Operating Manager IV is the manager of ASSF IV, and the general partner of ASSF Operating Manager IV is Ares Management LLC. ASOF Investment Management is the manager of ASOF I, and the sole member of ASOF Investment Management is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P., and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of the Schedule 13D/A, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. Ares Partners Holdco LLC is managed by a group of managers composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions by the Board Members. As of the date of the Schedule 13D/A, ASSF IV directly holds 3,686,645 shares of common stock and ASOF I directly holds 11,554,630 shares of common stock. This excludes (i) 4,327,322 shares of common stock issuable upon exercise of non-voting Pre-Funded Warrants purchased by ASOF I in connection with IEA’s July 29, 2021 public offering (“Pre-Funded Warrants”) held by ASOF I that are not currently exercisable because the Form of the Pre-Funded Warrant prohibits the Reporting Persons from exercising any Pre-Funded Warrant to the extent that the exercise of such Pre-Funded Warrants would result in the Reporting Persons beneficially owning more than 32% of the outstanding common stock of IEA and (ii) 49,535 shares of common stock issuable pursuant to certain anti-dilution warrants, the terms of which provide that ASSF IV and ASOF I may receive additional shares of IEA’s common stock upon certain exercises of securities held by other shareholders. Additionally, as of the date of the Schedule 13D/A, Ares Management LLC directly holds 40,135 shares of common stock underlying RSUs granted to Matthew Underwood, in his capacity as a director serving on IEA's Board, which vested on March 26, 2021. This amount excludes 5,904 shares underlying RSUs granted to Mr. Underwood in his capacity as a director serving on IEA's Board that are held directly by Ares Management LLC and will vest on March 26, 2022, the one-year anniversary of the grant date. Each of the Reporting Persons (other than ASSF IV, ASOF I, and Ares Management LLC, in each case, solely with respect to the shares of common stock or vested RSUs held directly by each such Reporting Person, as applicable), the Board Members and the other directors, officers, partners, stockholders, members and managers of the Reporting Persons expressly disclaims beneficial ownership of the shares of common stock or vested RSUs. The address for each of the Reporting Persons is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(3)	Including shares held in the Christopher L. Hanson Living Trust, of which Mr. Hanson and his spouse are trustees and Mr. Hanson’s spouse and children are beneficiaries.
(4)	Including shares held in the Brian K. Hummer Revocable Trust, of which Mr. Hummer is trustee and Mr. Hummer, his spouse and children are beneficiaries.
(5)	Information as of June 22, 2021 (the date Mr. Melman’s employment terminated).
(6)	Including shares held in the Roehm Living Trust, of which Mr. Roehm and his spouse are trustees and beneficiaries.
(7)
Does not include any shares that were held by Mr. Melman since he was not an executive officer as of March 14, 2022. Includes 4,422 shares held through a family estate planning structure by Erin J. Roth, our Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer, with respect to which Ms. Roth shares voting and investment power.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders to file reports of ownership of our equity securities. To our knowledge, based solely on our review of the copies of such forms filed with the SEC during 2021 and written representations from our executive officers and directors, and other than as previously disclosed, we believe that all Section 16(a) filing requirements of our directors and executive officers were met, except for (i) one late Form 4 each with respect to 26 transactions for each of Ares Management Corporation and Ares Management LLC and certain of their affiliates, which Forms 4 were one day late and involved a series of related equity transactions, and (i) one late Form 4 each with respect to one transaction for each of Christopher Hanson, Brian Hummer, Gil Melman, Peter J. Moerbeek, John Paul Roehm, and Michael Stoecker.

General Information

Availability of Certain Documents

A copy of our 2021 Annual Report on Form 10-K is posted with this Proxy Statement. You also may obtain additional copies without charge and without the exhibits by writing to: Infrastructure and Energy Alternatives, Inc., Attn: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278. These documents also are available through our website at www.iea.net.

The charters for our Audit, Compensation, Nominating and Corporate Governance and Risk Committees, as well as our Corporate Governance Guidelines and the Codes, are available on the Governance/Governance Documents page of the Investors section of our website at ir.iea.net and are available in print without charge by writing to: Infrastructure and Energy Alternatives, Inc., Attn: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278.

Communications with the Board of Directors

Interested parties wishing to communicate with the Board, a committee of the Board, or with an individual member or members of the Board may do so by writing to the Board or to the particular member or members of the Board, and mailing the correspondence to Infrastructure and Energy Alternatives, Inc., Attn: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278. Each communication should set forth (i) the name and address of the stockholder as it appears in our register, and if the shares of Common Stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of Common Stock that are owned of record by the record holder and beneficially by the beneficial owner.

Stockholder Proposals and Nominations

Stockholder Proposals for Inclusion in 2023 Proxy Statement. To be eligible for inclusion in the proxy statement for our 2023 Annual Meeting, stockholder proposals must be received by the Company’s Corporate Secretary no later than the close of business on November 26, 2022. However, if the date of the 2023 Annual Meeting has changed by more than 30 days from the date of the 2022 Annual Meeting indicated herein, then stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2023 Annual Meeting. Proposals should be sent to Infrastructure and Energy Alternatives, Inc., Attn: Corporate Secretary, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278 and follow the procedures required by Rule 14a-8 of the Exchange Act.

Under the By Laws, written notice of stockholder nominations to the Board of Directors and any other business proposed by a stockholder that is not to be included in our proxy statement must be delivered to the Company’s Corporate Secretary not less than 120 nor more than 90 days prior to the anniversary of the preceding year’s annual meeting. Accordingly, any stockholder who wishes to have a nomination or other business considered at the 2023 Annual Meeting must deliver a written notice (containing the information specified in the By Laws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary between January 5, 2023 and February 4, 2023. However, if the date of the 2023 Annual Meeting is more than 45 days before or after the first anniversary of the 2022 Annual Meeting, any stockholder who wishes to have a nomination or other business considered at the 2023 Annual Meeting must deliver written notice (containing the information specified in the By Laws regarding the stockholder, the nominee and the proposed action, as appropriate) to the Company’s Corporate Secretary not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the 10th day following the public announcement of such Annual Meeting. SEC rules permit management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote. A nomination or other proposal will be disregarded if it does not comply with the above procedure and any additional requirements set forth in the By Laws. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

In addition to satisfying the foregoing advance notice requirements under the By Laws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2023 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 6, 2023. However, if the date of the 2023 Annual Meeting of Stockholders is more than 30 calendar days before or more than 30 calendar days after the anniversary date of the 2022 Annual Meeting, such information must be provided by the later of the 60th day prior to such Annual Meeting and the 10th day following the public announcement of the date of such meeting.

Householding of Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding” and this practice saves us money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. We will deliver promptly, upon written or oral request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive separate copies of the proxy materials, now or in the future, should submit a request to the Company by submitting a written request to Infrastructure and Energy Alternatives, Inc., Attn: Investor Relations, 6325 Digital Way, Suite 460, Indianapolis, Indiana 46278.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

By Order of the Board of Directors,

Erin J. Roth
Executive Vice President, General Counsel,
Secretary & Chief Compliance Officer

Appendix A
By Laws Amendments

Below are the Sections from the Company’s current By Laws marked to show the By Laws Amendments. Proposed additions are indicated by bold underlining, and proposed deletions are indicated by strike-outs.

ARTICLE VIII INDEMNIFICATION

Section 8.1. Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person (hereinafter an “Indemnitee”) who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 8.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 8.2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 8.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the ~~Delaware General Corporation Law (“~~DGCL~~”)~~ requires, an advancement of expenses incurred by an Indemnitee in ~~his or her~~such Indemnitee’s capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VIII or otherwise.

Section 8.3. Right of Indemnitee to Bring Suit. If a claim under Section 8.1 or Section 8.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VIII or otherwise shall be on the Corporation.

Section 8.4. Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VIII shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these By Laws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 8.5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 8.6. Indemnitor of First Resort. In all events, the Corporation hereby agrees that (i) its obligation to an Indemnitee to provide advancement and/or indemnification to such Indemnitee is primary, (ii) any obligation of the ~~Investor~~Sponsor Holder (as defined in the Certificate of Incorporation) ~~or Sponsor Holder (as defined in the Certificate of Corporation)~~ to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of an insurer of the ~~Investor Holder (as defined in the Certificate of Corporation) or~~ Sponsor Holder (as defined in the Certificate of ~~Corporation~~ Incorporation) to provide insurance coverage, for the same expenses, liabilities, judgements, penalties, fines and amount paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgements, penalties, fines and amounts paid in settlement) incurred by such Indemnitee are secondary and subsequent to the foregoing obligations of the Corporation and (iii) if the ~~Investor Holder (as defined in the Certificate of Corporation) or~~ Sponsor Holder (as defined in the Certificate of ~~Corporation~~ Incorporation) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable, hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Indemnitee, then (x) the ~~Investor Holder (as defined in the Certificate of Corporation) or~~ Sponsor Holder (as defined in the Certificate of ~~Corporation) (as the case may be~~ Incorporation), shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless the ~~Investor Holder (as defined in the Certificate of Corporation) or~~ Sponsor Holder (as defined in the Certificate of ~~Corporation) (as the case may be~~ Incorporation), for all such payments actually made by the ~~Investor Holder (as defined in the Certificate of Corporation) or~~ Sponsor Holder (as defined in the Certificate of ~~Corporation) (as the case may be~~ Incorporation).

Section 8.7. Indemnification of Other Persons. This Article VIII shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of Indemnitees under this Article VIII.

Section 8.8. Amendments. Any repeal or amendment of this Article VIII by the Board or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these By Laws inconsistent with this Article VIII, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VIII shall require the affirmative vote of ~~the stockholders holding at least 66.7%~~a majority of the ~~voting power of all outstanding shares of capital stock of the Corporation~~votes cast by the stockholders present in person or represented by proxy and entitled to vote with respect thereto.

Section 8.9. Certain Definitions. For purposes of this Article VIII, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 8.10. Contract Rights. The rights provided to Indemnitees pursuant to this Article VIII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 8.11. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 9.15. Amendments. The Board shall have the power to adopt, amend, alter or repeal the By Laws. ~~the~~The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the By Laws. Subject to the Investor Rights Agreement, the By Laws also may be adopted, amended, altered or repealed by the stockholders; ~~provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by applicable law or the Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the By Laws. Notwithstanding the foregoing, the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal Section 2.5(d) and this Section 9.15 of the By Laws,~~ provided, however, that so long as the Investor Rights Agreement~~,~~ is in effect with respect to M III Sponsor I LLC and M III I LP, any adoption, amendment, alteration or repeal of Section 2.5(d) or this Section 9.15 of the By Laws shall require the affirmative vote of ~~the holders of 80%~~a majority of the ~~voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class~~votes cast by the stockholders present in person or represented by proxy and entitled to vote with respect thereto.

Appendix B
Amended Charter

Below are the Sections from the Company’s current Charter marked to show the Charter Amendments. Proposed additions are indicated by bold underlining, and proposed deletions are indicated by strike-outs.

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

ARTICLE I NAME

The name of the corporation is Infrastructure and Energy Alternatives, Inc. (the “Corporation”).

ARTICLE II PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is ~~251 Little Falls Drive~~1209 Orange Street, Wilmington, ~~New Castle County,~~ Delaware ~~19808~~19801, and the name of the Corporation’s registered agent at such address is The Corporation ~~Service~~Trust Company.

ARTICLE IV CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is ~~101,000,000~~151,000,000 shares, consisting of ~~100,000,000~~150,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to the rights of the holders of any outstanding series of Preferred Stock, the Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) The Board is hereby expressly authorized to provide for the issuance of shares of Common Stock from time to time. The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

(b) Except as otherwise required by law or this ~~Second~~Third Amended and Restated Certificate (including any Preferred Stock Designation) at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders. Notwithstanding the foregoing, except as otherwise required by law or this ~~Second~~Third Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this ~~Second~~Third Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this ~~Second~~Third Amended and Restated Certificate (including any Preferred Stock Designation).

(c) Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(d) Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock and any other provisions of this ~~Second~~Third Amended and Restated Certificate, as it may be amended from time to time, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by such holders.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is hereby expressly authorized to provide for the issuance of such rights, warrants and options and to establish from time to time the number of such rights, warrants and options to be issued and to fix the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

ARTICLE V BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this ~~Second~~Third Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this ~~Second~~ Third Amended and Restated Certificate.

Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2018, the term of the initial Class II Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2019 and the term of the initial Class III Directors shall expire at the annual meeting of the stockholders of the Corporation held in 2020. At each annual meeting of the stockholders of the Corporation, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

(c) Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which ~~his or her~~such director’s term expires and until ~~his or her~~such director’s successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot.

Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof ~~and~~, the Investor Rights Agreement and the Stockholders’ Agreement, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until ~~his or her~~such director’s successor has been elected and qualified ~~, subject, however, to~~ or such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to Section 5.5 hereof ~~and~~, the Investor Rights Agreement and the Stockholders’ Agreement, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5 Preferred Stock Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this ~~Second~~Third Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that ~~in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws, other than~~ Sections 2.5(d) and Section 9.15~~, which~~of the Bylaws may be amended, altered or repealed only as set forth in Section 9.15 of the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VII MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only in the manner set forth in the Bylaws.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.

ARTICLE VIII LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person (an “~~indemnitee~~Indemnitee”) who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such ~~indemnitee~~Indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an ~~indemnitee~~Indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the ~~indemnitee~~Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the ~~indemnitee~~Indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an ~~indemnitee~~Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of ~~his or her~~such Indemnitee’s heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an ~~indemnitee~~Indemnitee in connection with a proceeding (or part thereof) initiated by such ~~indemnitee~~Indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any ~~indemnitee~~Indemnitee by this Section 8.2 shall not be exclusive of any other rights that any ~~indemnitee~~Indemnitee may have or hereafter acquire under law, this ~~Second~~Third Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this ~~Second~~Third Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than ~~indemnitees~~Indemnitees.

(e) In all events, the Corporation hereby agrees that (i) its obligation to an Indemnitee to provide advancement and/or indemnification to such Indemnitee is primary, (ii) any obligation of ~~the Investor Holder (as defined below) or~~ Sponsor Holder (as defined below) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of an insurer of ~~the Investor Holder or~~ Sponsor Holder to provide insurance coverage, for the same expenses, liabilities, judgements, penalties, fines and amount paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, liabilities, judgements, penalties, fines and amounts paid in settlement) incurred by such Indemnitee are secondary and subsequent to the foregoing obligations of the Corporation and (iii) if the ~~Investor Holder or~~ Sponsor Holder pays or causes to be paid, for any reason, any amounts otherwise indemnifiable, hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Indemnitee, then (x) the ~~Investor Holder or~~ Sponsor Holder (as the case may be), shall be fully subrogated to all rights of such Indemnitee with respect to such payment and (y) the Corporation shall fully indemnify, reimburse and hold harmless the ~~Investor Holder or~~ Sponsor Holder ~~(as the case may be)~~, for all such payments actually made by the ~~Investor Holder or~~ Sponsor Holder ~~(as the case may be)~~.

ARTICLE IX BUSINESS OPPORTUNITIES

Section 9.1 Opt out of DGCL 203. The Corporation elects pursuant to this ~~Second~~Third Amended and Restated Certificate to ~~no longer~~not be governed by Section 203 of the ~~DGCL and this Section 9.1 shall become effective twelve months following the date of this Second Amended and Restated Certificate in accordance with Section 203(c) of the DGCL, at which time the provisions of Section 9.2 hereof shall become effective~~.

Section 9.2 Limitations on Business Combinations. ~~Twelve months following the date of this Second Amended and Restated Certificate this Section 9.2 shall become effective. Thereafter, the~~The Corporation shall not engage in any business combination (as defined below), at any point in time at which the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act (as defined below), with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers or (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 9.3 Definitions. For the purposes of this Article IX:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation Section 9.2 is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of any corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the ~~General Corporation Law~~DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (1)-(5) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i)-(iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(e) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (1) the Sponsor Holder (as defined below), the ~~Investor Holder~~Ares Parties (as defined below) or their respective transferees (other than in connection with a public offering) ~~and~~ designated by the ~~Investor Holder or~~ Sponsor Holder~~, as applicable,~~ or Ares Parties as being excluded as an interested shareholder or (2) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided that such person specified in this clause (2) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(f) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(g) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(h) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(i) “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

ARTICLE X CORPORATE OPPORTUNITY

10.1 Scope. The provisions of this Article X are set forth to define, to the extent permitted by applicable law, the duties of the Exempted Person (as defined below) to the Corporation with respect to certain classes or categories of business opportunities.

10.2 Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or has the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries.

10.3 Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article X, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

10.4 Amendment of this Article. No amendment or repeal of this Article X in accordance with Article XI shall apply to or have any effect on the liability of any Exempted Person for or with respect to any activities or opportunities of which such

Exempted Person becomes aware prior to such amendment or repeal. This Article X shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this ~~Second~~Third Amended and Restated Certificate, the Bylaws or applicable law.

ARTICLE XI AMENDMENT OF ~~SECOND~~THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Subject to the Investor Rights Agreement and Stockholders’ Agreement, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this ~~Second~~Third Amended and Restated Certificate or any Preferred Stock Designation, in the manner now or hereafter prescribed by this ~~Second~~Third Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this ~~Second~~Third Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article XI. ~~Notwithstanding the foregoing and/or anything contained in this Second Amended and Restated Certificate to the contrary, Sections 5.2, 7.1 and 7.3 and Articles VI, VIII, IX, X and this Article XI may not be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds of the voting power of the stock of the Corporation entitled to vote thereon, voting together as a single class.~~

ARTICLE XII DEFINITIONS

As used in this ~~Second~~Third Amended and Restated Certificate, unless the context otherwise requires or a set forth in another Article or Section of this ~~Second~~Third Amended and Restated Certificate, the term:

(a) “Affiliate” means, with respect to any Person, any other Person, directly or indirectly controlling, controlled by, or under common control with such person; provided that neither the Corporation nor any of its subsidiaries will be deemed an Affiliate of any stockholder of the Corporation or any of such stockholders’ Affiliates.

(b) “~~Amended and Restated Certificate” is defined in the preamble~~Ares Parties” has the meaning given to such term in the Stockholders’ Agreement.

(c) “Board” is defined in the preamble.

(d) “Bylaws” is defined in Article V.

(e) “Common Stock” is defined in Section 4.1.

(f) “Corporation” is defined in Article I.

(g) “DGCL” is defined in Article II.

(h) “Exempted Person” means the ~~Investor Holder¸ the~~ Sponsor Holder and all of ~~their respective~~its partners, principals, directors, officers, members, managers and/or employees, including of the foregoing who serve as officers or directors of the Corporation.

(i) “~~indemnitee~~Indemnitee” is defined in Section 8.2(a).

(j) “Investor Rights Agreement” means the Investor Rights Agreement, dated as of March 23, 2018, by and among the Corporation, M III Acquisition Corp., M III Sponsor I LLC, M III Sponsor I LP, Infrastructure and Energy Alternatives LLC, as may be amended, restated, supplemented and/or otherwise modified, from time to time.

~~(k) “Investor Holder” means Oaktree Capital Management, L.P, Infrastructure and Energy Alternatives, LLC and each of their successors and Affiliates (including any investment funds or entities managed by Oaktree Capital Management, L.P and its Affiliates).~~

(~~1~~k) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(~~m~~l) “Preferred Stock” is defined in Section 4.1.

(~~n~~m) “Preferred Stock Designation” is defined in Section 4.2.

(~~o~~n) “proceeding” is defined in Section 8.2(a).

(~~p~~o) “Second Amended and Restated Certificate” is defined in the preamble.

(~~q~~p) “Sponsor Holder” ~~means M III Sponsor I LLC, M III Sponsor I LP and each of their respective successors and Affiliates~~has the meaning given to such term in the Investor Rights Agreement.

(q) “Stockholders’ Agreement” means the Stockholders’ Agreement, dated as of August 2, 2021, by and among the Corporation, Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P., as may be amended, restated, supplemented and/or otherwise modified, from time to time.

(r) “Third Amended and Restated Certificate” is defined in the preamble.